Filed Pursuant to Rule 424(b)5
Registration No. 333-195662

PROSPECTUS SUPPLEMENT

(To the prospectus dated July 7, 2014)

Transferable Subscription Rights and

6,364,512 Shares of Common Stock

Issuable Upon Exercise of Transferable Subscription Rights

We are conducting a rights offering and we are issuing, at no charge, one transferable subscription right with respect to each share of our common stock outstanding as of the close of business on July 21, 2014. Holders of subscription rights will be entitled to purchase 0.21 shares of our common stock for each subscription right held at an exercise price of $16.00 per whole share. If all of the subscription rights are exercised in the rights offering, the total purchase price of all of our common stock sold in the rights offering will be approximately $101.8 million. No minimum subscription is necessary to complete the rights offering.

Each stockholder who fully exercises its basic subscription privilege may also subscribe for additional shares that other stockholders do not purchase through exercise of their basic subscription privilege at the same exercise price per whole share pursuant to the oversubscription privilege. If an insufficient number of shares are available to fully satisfy oversubscription privilege requests, the available shares will be allocated pro rata among stockholders who exercised their oversubscription privilege based upon the total number of shares held by such stockholders, including the number of shares each stockholder subscribed for under the basic subscription privilege, and the application of our certificate of incorporation’s ownership change limitations. Fractional shares or cash in lieu of fractional shares will not be issued in the rights offering. Instead, fractional shares of our common stock resulting from the exercise of the basic subscription privilege and the oversubscription privilege will be rounded down to the nearest whole share of common stock.

The subscription rights are exercisable beginning on the date of this prospectus supplement and will expire if they are not exercised by 5:00 p.m., New York City time, on August 13, 2014, unless extended by us from time to time in our sole discretion. Subscription rights that are not exercised by the expiration date of the rights offering will expire and will have no value. Stockholders who exercise their subscription rights will not be entitled to revoke their exercise. Stockholders who do not exercise their subscription rights will relinquish any value inherent in the subscription rights and their relative ownership level of our outstanding common stock will decrease.

We believe that Zell Credit Opportunities Fund, L.P., our largest stockholder, intends to subscribe for, or assign to its affiliates to subscribe for, a number of shares of common stock representing its proportionate share of the shares to be issued in the rights offering.

In order to avoid an “ownership change” for federal income tax purposes, our certificate of incorporation prohibits any person from becoming a holder of 5% or more of our outstanding common stock, and restricts the ability of any holder of 5% or more of our common stock from disposing of or acquiring shares of our common stock without our consent, except under limited circumstances. Consequently, there are limitations on the exercise of the subscription rights as described in this prospectus supplement under “The Rights Offering — Certificate of Incorporation Restrictions; Escrow Protection Mechanics.”

Prior to July 22, 2014, our common stock was quoted on the OTCQB Marketplace under the symbol “PARR.” The last reported sale price of our common stock on July 18, 2014 was $20.50 per share. Our common stock has been approved for listing on the NYSE MKT and the shares began trading on the NYSE MKT on July 22, 2014 under the ticker symbol “PARR.” The subscription rights will be admitted for trading on the NYSE MKT and will be traded under the symbol “PARR RT.”

We reserve the right to cancel the rights offering at any time. If canceled, the exercise price will be promptly returned by mail or by wire transfer of immediately available funds to exercising stockholders, without interest or deduction. If the rights offering is canceled, the subscription rights will not be exercisable and will have no value.

EXERCISING THE SUBSCRIPTION RIGHTS REQUIRES AN INVESTMENT IN OUR COMMON STOCK. AN INVESTMENT IN OUR COMMON STOCK INVOLVES RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE S-17 OF THIS PROSPECTUS SUPPLEMENT BEFORE EXERCISING YOUR SUBSCRIPTION RIGHTS.

	Per Share	Total (1)
Exercise Price	$16.00	$101,832,192
Estimated Expenses	$0.047	$300,000
Net Proceeds to Us	$15.953	$101,532,192

(1)	Assumes that the rights offering is fully subscribed.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 22, 2014

Prospectus Supplement

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement provides the terms of the rights offering and supplements the accompanying prospectus, dated July 7, 2014, which is part of our registration statement on Form S-3, File No. 333-195662, and contains more general information about us and the securities we may offer from time to time, some of which does not apply to this rights offering. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement. See “Incorporation of Certain Information by Reference.”

This prospectus supplement contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information to which we have referred under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement is accurate only as of the date on the front cover of this prospectus supplement regardless of the time of delivery of this prospectus supplement or the time of any exercise of the subscription rights. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus supplement.

The market data and certain other statistical information contained in or incorporated by reference into this prospectus supplement are based on independent industry publications, government publications or other published independent sources. Although we believe these third-party sources are reliable and that the information is accurate and complete, we have not independently verified the information nor have we ascertained the underlying economic or operational assumptions relied upon therein.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus supplement. Because this summary provides only a brief overview of the key aspects of the offering, it does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” beginning on page S-17 and page 5 respectively, “Cautionary Note Regarding Forward-Looking Statements” beginning on page S- 23 and the documents incorporated by reference, which are described under “Incorporation of Certain Information by Reference,” before making an investment decision. As used in this prospectus supplement, unless otherwise indicated, “we,” “our,” “us” or similar terms refer collectively to Par Petroleum Corporation and its operating subsidiaries.

General

We are a diversified energy company based in Houston, Texas. We were created through the successful reorganization of Delta Petroleum Corporation, or Delta, in August 2012. Currently, we operate in three segments: an integrated refining, distribution and marketing business in Hawaii, non-operated interests in natural gas and oil assets and a commodity marketing and logistics business focused on moving Canadian crude oil to refining hubs in the U.S.

In September 2013, we acquired Hawaii Independent Energy, LLC, or HIE (formerly known as Tesoro Hawaii, LLC, or Tesoro Hawaii), from Tesoro Corporation, or Tesoro, for approximately $75 million in cash, plus net working capital and inventory at closing, plus certain contingent earn out payments of up to approximately $40 million. As part of the purchase price, we also funded approximately $24.3 million of start-up expenses and the costs to overhaul a co-generation turbine used at the refinery prior to closing.

Our integrated refining, distribution and marketing segment operates the refinery in Kapolei, Hawaii, with approximately 2.4 million barrels of crude oil and feedstock storage and 2.5 million barrels of refined products storage. The refinery produces ultra-low sulfur diesel, gasoline, jet fuel, marine fuel and other associated refined products primarily for consumption in Hawaii. Our refinery logistics assets include five refined products terminals, 27 miles of pipelines, a single point mooring and other associated logistics assets. In addition, we distribute products through 31 retail outlets located across the islands of Oahu, Maui and Hawaii.

Our most significant natural gas and oil asset is a 33.34% interest in a joint venture called Piceance Energy, LLC. The remaining ownership interest in Piceance Energy is held by Laramie Energy II, LLC, or Laramie, which manages the day-to-day operations of the joint venture. Piceance Energy was formed and capitalized in August 2012 when we and Laramie contributed natural gas and oil assets, surface real estate, and other related assets located in the Piceance Basin geological province of Colorado to the joint venture pursuant to a contribution agreement.

In December 2012, we acquired Texadian Energy, Inc. (formerly known as SEACOR Energy, Inc.) for an adjusted purchase price of approximately $13 million in cash, plus approximately $3 million in working capital. Our focus in this segment is the sourcing, marketing, transportation and distribution of commodities, primarily crude oil. Our logistics assets consist of historical pipeline shipping status, a leased rail car fleet, and leased inland marine equipment, with the capability of moving crude oil from land-locked locations in the Western U.S. and Canada to the refining hubs in the Midwest, the Gulf Coast and the East Coast regions of the United States.

Effective for trading purposes on January 29, 2014, our common stock underwent a one-for-ten (1:10) reverse stock split. All references in this prospectus supplement to the number of shares of common stock or warrants to purchase common stock, price per share and weighted average number of common stock outstanding prior to the 1:10 reverse stock split have been adjusted to reflect this reverse stock split on a retroactive basis, unless otherwise noted. No adjustments have been made to the share or per share amounts of our predecessor, Delta.

Our principal executive office is located at 800 Gessner Road, Suite 875, Houston, Texas 77024, and our telephone number is (281) 899-4800.

Recent Developments

Mid Pac Acquisition

On June 2, 2014, or the Execution Date, we and a wholly owned indirect subsidiary, or Merger Sub, entered into an agreement and plan of merger with Koko’oha Investments, Inc., a Hawaii corporation, or Koko’oha, and Bill D. Mills, in his capacity as the shareholders’ representative. Koko’oha owns 100% of the outstanding membership interests of Mid Pac Petroleum, LLC, a Delaware limited liability company, which is the exclusive licensee of the’76 brand in the State of Hawaii and the owner/operator of several terminals and retail gasoline stations. Pursuant to the merger agreement, we will acquire 100% of the membership interests of Mid Pac through the merger of Merger Sub with and into Koko’oha, with Koko’oha being the surviving corporation following the transaction. In connection with the Mid Pac acquisition, all of the issued and outstanding common stock of Koko’oha will be converted into the right to receive cash consideration.

Mid Pac distributes gasoline and diesel through over 80 locations across the State of Hawaii primarily under the ‘76 brand. Mid Pac will offer HIE access to the Kauai marketplace through Mid Pac’s Kauai terminal and network of three retail and eight card lock sites. In addition, Mid Pac is the fee owner of 22 of the retail sites, four terminals and office space in downtown Honolulu.

The aggregate consideration to be paid in cash at the closing of the merger agreement, prior to certain post-closing purchase price adjustments, will be $107 million (less approximately $10 million already paid into an escrow account), minus estimated long-term liabilities, minus a pre-closing price adjustment, if any, plus or minus adjustments for net working capital, and plus estimated merchandise inventory value and product inventory value. The merger consideration may be reduced if there exists, prior to the closing of the merger agreement, a breach of one or more representations, warranties or covenants of Koko’oha or an event or condition that causes, or could be reasonably expected to cause, a total loss of or diminution in, the value of Koko’oha or its subsidiaries or their respective businesses or assets. We will deposit $500,000 of the merger consideration into an account designated by the shareholders’ representative to be used to pay the costs and expenses incurred by the shareholders’ representative in performing his duties.

The consummation of the Mid Pac acquisition is subject to certain conditions, including the expiration or termination of the applicable waiting period, including any extensions thereof, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or HSR, and certain other regulatory approvals. We cannot assure you that we will receive HSR clearance without modification to the terms of the Mid Pac acquisition or that the Mid Pac acquisition will be consummated on the terms described above or at all. See also “Risk Factors — Risks related to the Mid Pac Acquisition.”

See “Mid Pac Acquisition” on page S-27 for a more complete description of the acquisition.

Selected Financial Data of Koko’oha

The selected financial data of Koko’oha set forth below as of and for the year ended September 30, 2013 have been derived from the audited consolidated financial statements of Koko’oha. The selected financial data set forth below as of and for the six months ended March 31, 2014 has been derived from the unaudited condensed consolidated financial statements of Koko’oha. The selected financial data should be read in conjunction with the financial statements included in our Current Report on Form 8-K filed with the Securities and Exchange Commission, or the SEC, on July 22, 2014, which is incorporated by reference into this prospectus supplement. Historical results are not necessarily indicative of results that may be expected for any future period.

Selected Financial Data of Koko’oha Investments, Inc. and subsidiaries

(in thousands)

	Six months ended March 31, 2014	Year ended September 30, 2013
	(unaudited)
Statement of Operations
Operating revenues	$139,893	$299,337
Cost of revenues	(126,856)	(268,908)
Depreciation and amortization	(2,607)	(5,235)
Impairment of goodwill and intangible assets	—	(25,675)
Interest expense	(1,060)	(3,179)
Income tax benefit	230	989
Net loss	$(383)	$(23,469)

Balance Sheet
Current assets	$26,149	$30,943
Total assets	110,988	119,002

Current portion of notes payable	3,106	4,859
Total current liabilities	14,814	20,150
Notes payable — less current portion	39,659	41,229
Total liabilities	68,973	76,604

Stockholders’ equity	$42,015	$42,398

Statement of Cash Flows
Cash provided by operating activities	$2,304	$6,080
Cash provided by (used in) investing activities	$323	$(9,934)
Cash (used in) provided by financing activities	$(3,323)	$7,012

Credit Facilities

On July 9, 2014, we finalized the terms of a $125 million debt facility consisting of a $50 million Term Loan and a $75 million Bridge Loan. The Bridge Loan will provide back-up financing for the Mid Pac acquisition.

The Term Loan replaced our Tranche B Loan (approximately $34.5 million outstanding at the closing of the financing) and increased loan availability to $50 million. The incremental available proceeds of the Term Loan (approximately $10.5 million of which was drawn subsequent to the closing of the financing) will be used to pay transaction costs related to the financing, to fund deposits due under the Mid Pac merger agreement, to fund permitted acquisitions (including the Mid Pac acquisition) and for working capital and other general corporate purposes. The Term Loan bears interest at the rate of 10% per annum payable in cash or at a rate equal to 12% per annum payable in kind, at our option, and matures in July 2018.

The proceeds of the Bridge Loan, up to $75 million, will be available in a single draw and may be used by us solely to pay the cash consideration required under the Mid Pac merger agreement and to pay transaction costs related to the credit facilities and the Mid Pac merger agreement. Amounts outstanding under the Bridge Loan will bear interest at 9% per annum until June 30, 2015, payable in kind by adding interest due to the outstanding principal. From and after July 1, 2015, until June 30, 2016, interest will be payable in cash at 11% per annum, and will increase every three months thereafter at a rate of 0.5% per annum; provided that we may elect to pay up to 50% of the interest in kind at a rate per annum of 0.75% in excess of the then applicable cash interest rate. From and after July 1, 2016, interest will be payable in cash at 13% per annum and will increase every three months thereafter at a rate of 0.5% per annum until maturity. The Bridge Loan will terminate on July 11, 2015 if the Mid Pac acquisition does not occur and will mature on July 11, 2017 if the Mid Pac acquisition is consummated.

Either credit facility may be prepaid at any time, subject to an exit fee. Both facilities are guaranteed by certain of our subsidiaries. We have agreed to pay certain fees, including commitment fees and exit fees. The credit agreement requires us to comply with various and customary affirmative and negative covenants. However, we are not required to comply with any financial maintenance covenants.

See our Current Report on Form 8-K filed with the SEC on July 14, 2014, which is incorporated by reference into this prospectus supplement, for a more complete discussion of the Term Loan and the Bridge Loan.

The Rights Offering

Subscription Rights	We are conducting a rights offering and issuing, at no charge, one transferable subscription right with respect to each share of our common stock outstanding as of the close of business on July 21, 2014. If the subscription rights are exercised in full, the total purchase price of our common stock in the rights offering will be approximately $101.8 million. No minimum subscription is necessary to complete the rights offering. If you hold a common stock certificate, the number of shares of our common stock you may purchase pursuant to your basic subscription privilege is indicated on the enclosed rights certificate. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of The Depository Trust Company, or DTC, you will not receive a rights certificate. Instead, DTC will issue one subscription right to your nominee record holder for every share of our common stock that you own at the record date. If you are not contacted by your nominee, you should contact your nominee as soon as possible to confirm your subscription rights.

Record Date	Close of business on July 21, 2014.

Transferability of Subscription Rights	Subject to applicable laws, the rights may be offered for sale, sold, transferred or assigned without our consent. Although the subscription rights will be admitted for trading on the NYSE MKT and will trade under the symbol “PARR RT,” there is currently no trading market for the rights and a liquid trading market for the subscription rights may not develop.

Basic Subscription Privilege and Exercise Price	Stockholders will be entitled to purchase 0.21 shares of our common stock for every subscription right held at an exercise price of $16.00 per whole share, in immediately available funds.

Oversubscription Privilege	Each stockholder who fully exercises its basic subscription privilege may also subscribe for additional shares that other stockholders do not purchase through exercise of their basic subscription privilege at the same exercise price per whole share pursuant to the oversubscription privilege. If an insufficient number of shares are available to fully satisfy oversubscription privilege requests, the available shares will be allocated pro rata among stockholders who exercised their oversubscription privilege based upon the total number of shares held by such stockholders, including the number of shares each stockholder subscribed for under the basic subscription privilege, and the application of our certificate of incorporation’s ownership change limitations. The subscription agent will return any excess payments, without interest or deduction, as soon as is reasonably practicable following the expiration of the rights offering. See “The Rights Offering — Subscription Agent” for more on the subscription agent.

Expected Stockholder Participation	We believe that Zell Credit Opportunities Fund, L.P, or ZCOF, our largest stockholder, intends to subscribe for, or assign to its affiliates to subscribe for, a number of shares of our common stock representing its proportionate share of the shares to be issued in the rights offering.

Conditions to the Rights Offering	The closing of the rights offering is subject to conditions. See “The Rights Offering — Conditions to The Rights Offering” for more details. Your right to exercise your subscription rights is subject to, among other things, ownership restrictions imposed by our certificate of incorporation and the escrow protection mechanics described herein.

Expiration Date	The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on August 13, 2014, unless such date is extended by us from time to time in our sole discretion.

Use of Proceeds	We are making this rights offering in order to raise approximately $101.8 million, before expenses, in new capital to be used to finance potential acquisitions, including the Mid Pac acquisition (if consummated), and for general corporate purposes, including working capital.

Certificate of Incorporation Restrictions; Escrow Protection Mechanics	Our ability to utilize our net operating loss carryforwards, or NOLs, would be substantially reduced or eliminated if we were to undergo an ownership change within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, or the Code. In order to reduce the risk of an ownership change, our certificate of incorporation restricts the ability of any holder of 5% or more of our common stock to sell or otherwise transfer any shares owned by such holder or to purchase or otherwise acquire shares of our common stock. Our certificate of incorporation also restricts the ability of any other holder to make an acquisition of our common stock which will result in total ownership by such stockholder of 5% or more of our common stock. These restrictions will apply unless and until we determine that such acquisition will not result in an unreasonable risk of an ownership change. We have the right, in our sole and absolute discretion, to limit the exercise of subscription rights, including instructing the subscription agent to refuse to honor any exercise of subscription rights by 5% stockholders or stockholders who would become 5% holders upon exercise of their subscription rights.

The total number of shares of our common stock outstanding on the record date was 30,307,200 and the total number of shares of our common stock to be outstanding upon completion of the rights offering, if fully subscribed, would be 36,671,712. Five percent of 30,307,200 and 36,671,712 is 1,515,360 and 1,833,585, respectively.

In order to avoid an “ownership change” for federal income tax purposes, we have implemented the escrow protection mechanics, which are as follows: (1) by exercising subscription rights, each stockholder will represent to us that such stockholder will not be, after giving effect to the exercise of subscription rights, an owner, directly or indirectly, of more than 1,363,824 shares, constituting approximately 4.5% of our outstanding common stock as of the record date; (2) if such exercise would result in such stockholder owning, directly or indirectly, more than 1,363,824 shares of our common stock, such stockholder must notify the subscription agent at the telephone number set forth under “The Rights Offering — Delivery of Subscription Materials and Payment”; (3) if requested, each stockholder will provide us with additional information regarding the amount of common stock that the stockholder owns; and (4) we shall have the right to instruct the subscription agent to refuse to honor such stockholder’s exercise to the extent such exercise of subscription rights or oversubscription privileges might, in our sole and absolute discretion, result in such stockholder owning 5% or more of our common stock. By exercising subscription rights in the rights offering, you agree that the escrow protection mechanics are valid, binding and enforceable against you. See “The Rights Offering — Certificate of Incorporation Restrictions; Escrow Protection Mechanics.”

Procedure for Exercising Subscription Rights	You may exercise all or any portion of your subscription rights by taking the following steps and ensuring the exercise is fully completed in the manner described below at or prior to 5:00 p.m., New York City time, on the expiration date:

Procedure for certificated holders of common stock:

If you are a stockholder and you hold your shares of our common stock in certificated form, you must provide the following to the subscription agent at the address set forth below so they are received at or prior to 5:00 p.m., New York City time, on the expiration date:

•	your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation; and

•	your full exercise price payment for each share subscribed for based upon your basic subscription privilege and (if applicable) your oversubscription privilege.

All of the above must be received by the subscription agent by the expiration date at the following address:

By hand, mail or overnight courier:

American Stock Transfer & Trust Company

Operations Center

Attn: Exchange Department

6201 15th Avenue

Brooklyn, NY 11219

Fax Transmission: 718-234-5001

Telephone number for Confirmation (Toll Free): 877-248-6417 or 718-921-8317

If your payment is being made by an uncertified personal check you must allow significant additional time for your check to clear at or prior to 5:00 p.m., New York City time, on the expiration date, and your subscription rights will not be deemed exercised until such uncertified check clears. The method of delivery of any documentation and/or payment to the subscription agent is at your own risk. Overnight courier or hand delivery is recommended. If you choose to use regular mail, however, it is recommended that you use insured, registered mail, return receipt requested. See “The Rights Offering — Delivery of Subscription Materials and Payment.”

Procedure for holders of common stock through a broker, bank, or other nominee:

If you are a stockholder and you hold your shares of our common stock through DTC you must arrange to have your broker, bank, or other nominee effect all required steps on your behalf by the requisite deadlines so that DTC may convey your subscription right exercise to the subscription agent at or prior to 5:00 p.m., New York City time, on the expiration date. Specifically, please note the following:

•	you must also provide instructions to your broker, bank, or other nominee (in the format requested by your nominee) of the number of shares (basic subscription and oversubscription) that you wish to have your nominee exercise on your behalf at the purchase price and must return all associated documentation;

•	you must make any necessary payment arrangements with your broker, bank, or other nominee; and

•	you must follow any special instructions provided to you by broker, bank, or other nominee (in the format requested by your nominee) with respect to the exercise of your subscription rights.

DO NOT SEND ANY INSTRUCTIONS TO THE SUBSCRIPTION AGENT. YOUR INSTRUCTIONS MUST BE PROVIDED TO YOUR BROKER, BANK, OR OTHER NOMINEE (IN THE FORMAT REQUESTED BY YOUR NOMINEE).

Procedures applicable to ALL holders:

Once you have exercised the basic subscription privilege or oversubscription privilege, your exercise may not be revoked in whole or in part at any time before or after the expiration date.

Subscription rights not exercised prior to the expiration date will expire and be of no further value.

If you desire to exercise the basic subscription privilege or oversubscription privilege, and time will not permit your rights certificate or other required documents to reach the subscription agent before the expiration date, or the procedures for exercise described above cannot be completed on a timely basis, you may nonetheless exercise if (i) the exercise is effected through an eligible institution (as defined under “The Rights Offering — Signature Guarantee May Apply”), (ii) prior to the expiration date, the subscription agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly and validly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, and (iii) the rights certificate and all other required documents are received by the subscription agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

United States Federal Income Tax Consequences to Holders of Our Common Stock	For United States federal income tax purposes, the receipt of subscription rights in the rights offering by holders of our common stock should not be a taxable event. We urge you to consult your own tax advisor with respect to the particular tax consequences of this rights offering to you. See “United States Federal Income Tax Consequences” for more information on the tax consequences of this rights offering.

Issuance of Our Common Stock	We will issue certificates or make the necessary book-entry transfers representing shares purchased in the rights offering, as soon as reasonably practicable after the closing of the rights offering. All exercises of subscription rights will be effective on the closing of the rights offering.

No Recommendation to Stockholders	Our board of directors, or the Board, is not making any recommendation to you as to whether you should exercise your subscription rights. You should decide whether to exercise your subscription rights based upon your own assessment of your best interests.

Trading of Common Stock	Prior to July 22, 2014, our common stock was quoted on the OTCQB Marketplace under the symbol “PARR.” The last reported sale price of our common stock on July 18, 2014 was $20.50 per share. Our common stock has been approved for listing on the NYSE MKT and the shares began trading on the NYSE MKT on July 22, 2014 under the ticker symbol “PARR.” Shares of our common stock issued upon the exercise of the subscription rights will also be traded on the NYSE MKT under the same symbol.

Trading of Subscription Rights	The subscription rights will be admitted for trading on the NYSE MKT and will trade under the symbol “PARR RT.”

Questions and Answers About the Rights Offering

This section highlights information contained elsewhere in or incorporated by reference into this prospectus supplement. This section does not contain all of the important information that you should consider before exercising your subscription rights and investing in our common stock. You should read this entire prospectus supplement carefully.

Q:	What are we offering in this prospectus supplement?

A:	We are conducting a rights offering and issuing, at no charge, one transferable subscription right with respect to each share of our common stock outstanding as of the close of business on July 21, 2014. Through this prospectus supplement, we are issuing the shares of common stock that stockholders may purchase upon exercise of their subscription rights.

Q:	Who may participate in this rights offering and on what date will the company determine who are its stockholders?

A:	Holders of record of our common stock as of the close of business on July 21, 2014, or the “record date,” will receive one subscription right for each outstanding share of our common stock that they hold.

Q:	What is the subscription privilege I am entitled to for each subscription right?

A:	Each subscription right carries with it a basic subscription privilege to purchase 0.21 shares of our common stock and an oversubscription privilege. If you hold a common stock certificate, the number of shares of our common stock you may purchase pursuant to your basic subscription privilege is indicated on the enclosed rights certificate. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of DTC you will not receive a rights certificate. Instead, DTC will issue one subscription right to your nominee record holder for every share of our common stock that you own at the record date. If you are not contacted by your nominee, you should contact your nominee as soon as possible to confirm your subscription rights.

Q:	What is the basic subscription privilege each subscription right gives me the right to purchase?

A:	Each subscription right issued under this rights offering entitles you to purchase 0.21 shares of our common stock at an exercise price of $16.00 per whole share. You may exercise any number of your subscription rights, or you may choose not to exercise any of the subscription rights issued to you. Fractional shares or cash in lieu of fractional shares will not be issued in the rights offering. Instead, fractional shares resulting from the exercise of the basic subscription privilege and the oversubscription privilege will be eliminated by rounding down to the nearest whole share of common stock. The subscription agent will return any excess payments, without interest or deduction, as soon as is reasonably practicable following the expiration of the rights offering.

We determined the ratio of subscription rights required to purchase one share by setting the exercise price of $16.00 per whole share and then determining which ratio would result most nearly in our receiving gross proceeds of approximately $100 million if the rights offering is fully subscribed. Accordingly, each subscription right allows the holder thereof to subscribe for 0.21 shares of common stock at the exercise price of $16.00 per whole share of common stock. As an example, if you owned 50 shares of common stock as of the record date, you would receive 50 subscription rights. To calculate the number of shares you would have the right to purchase pursuant to your subscription rights, you would multiply (a) the 0.21 shares per subscription right by (b) your 50 shares, to get a product of 10.5 shares. Because fractional shares of common stock will not be issued in this rights offering, you would be entitled to purchase 10 shares of common stock in this rights offering, for a total payment of $160 (10 total shares multiplied by the exercise price of $16.00 per whole share of common stock).

Q:	What is the oversubscription privilege associated with each subscription right?

A:	If all of our stockholders do not exercise all of the subscription rights issued to them in this rights offering, then you may have the opportunity to purchase additional shares of our common stock at $16.00 per whole share under the oversubscription privilege. By extending oversubscription privileges to our stockholders, we are providing stockholders that fully exercise their basic subscription privilege with the opportunity to purchase those shares that are not purchased by other stockholders in this rights offering, at $16.00 per whole share. If there are not enough shares available to fully satisfy all oversubscription privilege requests, the available shares will be distributed proportionately among stockholders who exercised their oversubscription privilege based upon the total number of shares held by such stockholders, including the number of shares each stockholder subscribed for under the basic subscription privilege. The subscription agent will return any excess payments by mail without interest or deduction as soon as reasonably practical after the expiration of the subscription period. Fractional shares of common stock resulting from the exercise of the oversubscription privilege will be eliminated by rounding down to the nearest whole share of common stock.

Q:	Is the company requiring a minimum subscription to complete the rights offering?

A:	No.

Q:	Is the company’s largest stockholder expected to participate in the rights offering?

A:	We believe that ZCOF, our largest stockholder, intends to subscribe for, or assign to its affiliates to subscribe for, a number of shares of our common stock representing its proportionate share of the shares to be issued in the rights offering.

Q:	How long will the subscription period last?

A:	You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m., New York City time, on August 13, 2014, your subscription rights will expire and be of no further value. We may, in our sole discretion, decide to extend this rights offering until some later time. If we extend the expiration date, we will give oral or written notice to the subscription agent on or before such expiration date, followed by a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Q:	Is there any limit on how long the subscription period will last?

A:	Although the rights offering is scheduled to remain open until August 13, 2014, we have kept the ability to extend the rights offering for as long or as many times as the Board determines is necessary to consummate the rights offering or otherwise in our best interests.

Q:	Am I required to participate in this rights offering?

A:	No.

Q:	What happens if I choose not to exercise my subscription rights?

A:

You will retain your current number of shares of common stock, even if you do not exercise your subscription rights. If you choose not to exercise your subscription rights, and you are a current stockholder, then the percentage of our common stock that you own will decrease. The magnitude of the reduction of your percentage ownership will depend upon the extent to which you and the other stockholders exercise their subscription rights. See “Risk Factors — Risks Related to The Rights Offering — Stockholders who do not fully exercise their subscription rights will have their interests diluted by those stockholders who do exercise their subscription rights” for more information regarding the amount of potential dilution.

Q:	How do I exercise my subscription rights?

A:	You may exercise all or any portion of your subscription rights by taking the following steps and ensuring the exercise is fully completed in the manner described below at or prior to 5:00 p.m., New York City time, on the expiration date:

Procedure for certificated holders of common stock:

If you are a stockholder and you hold your shares of our common stock in certificated form, you must provide the following to the subscription agent at the address set forth below so they are received at or prior to 5:00 p.m., New York City time, on the expiration date:

•	your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation; and

•	your full exercise price payment for each share subscribed for based upon your basic subscription privilege and (if applicable) your oversubscription privilege.

All of the above must be received by the subscription agent by the expiration date at the following address:

By hand, mail or overnight courier:

American Stock Transfer & Trust Company

Operations Center

Attn: Exchange Department

6201 15th Avenue

Brooklyn, NY 11219

Fax Transmission: 718-234-5001

Telephone number for Confirmation (Toll Free): 877-248-6417 or 718-921-8317

If your payment is being made by an uncertified personal check you must allow significant additional time for your check to clear at or prior to 5:00 p.m., New York City time, on the expiration date, and your subscription rights will not be deemed exercised until such uncertified check clears. The method of delivery of any documentation and/or payment to the subscription agent is at your own risk. Overnight courier or hand delivery is recommended. If you choose to use regular mail, however, it is recommended that you use insured, registered mail, return receipt requested. See “The Rights Offering — Delivery of Subscription Materials and Payment.”

Procedure for holders of common stock through a broker, bank, or other nominee:

If you are a stockholder and you hold your shares of our common stock through DTC, you must arrange to have your broker, bank, or other nominee effect all required steps on your behalf by the requisite deadlines so that DTC may convey your subscription right exercise to the subscription agent at or prior to 5:00 p.m., New York City time, on the expiration date. Specifically, please note the following:

•

you must also provide instructions to your broker, bank, or other nominee (in the format requested by your nominee) of the number of shares (basic subscription and oversubscription) that you wish to have your nominee exercise on your behalf at the purchase price and must return all associated documentation;

•	you must make any necessary payment arrangements with your broker, bank, or other nominee; and

•	you must follow any special instructions provided to you by broker, bank, or other nominee (in the format requested by your nominee) with respect to the exercise of your subscription rights.

DO NOT SEND ANY INSTRUCTIONS TO THE SUBSCRIPTION AGENT. YOUR INSTRUCTIONS MUST BE PROVIDED TO YOUR BROKER, BANK, OR OTHER NOMINEE (IN THE FORMAT REQUESTED BY YOUR NOMINEE).

Procedures applicable to ALL holders:

Once you have exercised the basic subscription privilege or oversubscription privilege, your exercise may not be revoked in whole or in part at any time before or after the expiration date.

Subscription rights not exercised prior to the expiration date will expire and be of no further value.

If you desire to exercise the basic subscription privilege or oversubscription privilege, and time will not permit your rights certificate or other required documents to reach the subscription agent before the expiration date, or the procedures for exercise described above cannot be completed on a timely basis, you may nonetheless exercise if (i) the exercise is effected through an eligible institution, (ii) prior to the expiration date, the subscription agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly and validly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, and (iii) the rights certificate and all other required documents are received by the subscription agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Q:	What restrictions may there be on my right to exercise my subscription rights?

A:	Our ability to utilize our NOLs would be substantially reduced or eliminated if we were to undergo an “ownership change” as that term is defined under the Code and federal income tax regulations. In order to reduce the risk of an ownership change, our certificate of incorporation restricts the ability of any holder of 5% or more of our common stock to purchase or otherwise acquire additional shares of our common stock. Our certificate of incorporation also restricts the ability of any other holder to purchase or otherwise acquire shares of our common stock which will result in total ownership by such stockholder of 5% or more of our common stock. We have the right, in our sole and absolute discretion, to limit the exercise of subscription rights, including instructing the subscription agent to refuse to honor any exercise of subscription rights, by 5% stockholders or by any stockholders who would become 5% stockholders through the exercise of their subscription rights. In order to avoid an ownership change, we are requiring any holder who holds at least 1,363,824 shares or holders who would acquire this number of shares through the exercise of subscription rights or oversubscription rights to notify the subscription agent and to provide us with additional information we may request. See “The Rights Offering — Certificate of Incorporation Restrictions; Escrow Protection Mechanics” for a discussion on how our escrow mechanics operate.

Q:	What should I do if I want to exercise my subscription rights and I am in a foreign country or in the Armed Services?

A:

To exercise your subscription rights, you must notify the subscription agent on or prior to 5:00 p.m., New York City time, on August 13, 2014, and take all other steps which are necessary to exercise your subscription rights, on or prior to that time. If you do not follow these procedures prior to the expiration date, your subscription rights will expire.

Q:	Will I be charged a sales commission or a fee if I exercise my subscription rights?

A:	No. We will not charge a brokerage commission or a fee to stockholders for exercising their subscription rights. However, if you exercise your subscription rights through a broker or nominee, you will be responsible for any fees that may be charged by your broker or nominee.

Q:	What are the United States federal income tax consequences of exercising my subscription rights as a holder of common stock?

A:	A holder of common stock generally will not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights. We urge you to consult your own tax advisor with respect to the particular tax consequences of this rights offering to you. See “United States Federal Income Tax Consequences” for more information on the tax consequences of this rights offering.

Q:	When will I receive certificates for the shares purchased in this rights offering?

A:	We will issue certificates representing shares purchased in this rights offering to you or to DTC on your behalf if your subscription rights were exercised through DTC, as the case may be, as soon as practicable after the expiration of the subscription period and after all allocations and adjustments have been completed.

Q:	If this rights offering is not completed, will my subscription payment be refunded to me?

A:	Yes. The subscription agent will hold all funds they receive in escrow until completion of this rights offering. If this rights offering is not completed, the subscription agent will return promptly, without interest, all subscription payments and any oversubscription payments that are not exercised.

Q:	Are there risks in exercising my subscription rights?

A:	Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights means buying shares of our common stock and should be considered as carefully as you would consider any other equity investment in our company. Among other things, you should carefully consider the risks described under the heading “Risk Factors,” beginning on page S-17 of this prospectus supplement and page 5 of the accompanying prospectus.

Q:	After I exercise my subscription rights, can I change my mind and cancel my purchase?

A:	No. Once you send in your completed rights certificate and payment, you will not be able to revoke the exercise of your subscription rights even if you later learn information about us that you consider to be unfavorable such as the terms of the Mid Pac acquisition being modified or the transaction failing to close, and even if the market price of our common stock is below the subscription right exercise price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription right exercise price.

Q:	May I transfer my subscription rights if I do not want to purchase any shares?

A:

Yes. Subject to applicable law, the subscription rights may be offered for sale, sold, transferred or assigned without our consent. If you hold a physical rights certificate, you can transfer your rights by following the instructions on the back of the certificate. If your rights are held by a broker, dealer, custodian bank or other nominee, you should contact them for instructions on how to affect a transfer. Although the subscription rights will be admitted for trading on the NYSE MKT and will trade under the symbol “PARR RT,” there is currently no trading market for the rights and a liquid trading market may not develop. The subscription agent will facilitate transfers of rights certificates only until 5:00 p.m., New York City time, on August 8, 2014, the third business day before the expiration date.

Q:	Why are we conducting this rights offering?

A:	We are making this rights offering in order to finance potential acquisitions, including the Mid Pac acquisition (if consummated), and for general corporate purposes, including working capital. See “Use of Proceeds.”

Q:	Is the rights offering conditioned on the closing of the Mid Pac acquisition or vice versa?

A:	No. If the Mid Pac acquisition fails to close, we will use the proceeds of the rights offering to finance other future acquisitions and for general corporate purposes, including working capital. If we do not raise sufficient funds in the rights offering, the Mid Pac acquisition will be funded through the Bridge Loan as described under “— Recent Developments — Credit Facilities.”

Q:	How were the terms of the rights offering and the subscription right exercise price established?

A:	The subscription right exercise price and other terms of the rights offering were approved by the Board.

Q:	What is the Board’s recommendation regarding this rights offering?

A:	The Board is not making any recommendation as to whether you should exercise your subscription rights. You should make your decision based on your own assessment of this rights offering and our company.

Q:	How many shares of our common stock will be outstanding after this rights offering?

A:	As of the record date, we had approximately 30,307,200 shares of common stock issued and outstanding. After this rights offering, if the rights offering is fully subscribed, we anticipate that we will have approximately 36,671,712 shares of common stock outstanding.

Q:	Will the new shares be initially traded on the NYSE MKT and treated like other shares?

A:	Yes. Prior to July 22, 2014, our common stock was quoted on the OTCQB Marketplace under the symbol “PARR.” The last reported sale price of our common stock on July 18, 2014 was $20.50 per share. Our common stock has been approved for listing on the NYSE MKT and the shares began trading on the NYSE MKT on July 22, 2014 under the ticker symbol “PARR.” The shares of common stock issued upon the exercise of subscription rights will also be traded on the NYSE MKT under the same symbol.

Q:	Will the subscription rights be traded on the NYSE MKT?

A:	Yes. The subscription rights will be admitted for trading on the NYSE MKT and will be traded under the symbol “PARR RT.”

Q:	Can the Board amend or withdraw this rights offering?

A:

Yes. We reserve the right to cancel the rights offering at any time. If canceled, the exercise price will be promptly returned by mail to exercising stockholders, without interest or deduction. If this rights offering is canceled, the subscription rights will not be exercisable and will have no value. We also reserve the right to extend the expiration date and to amend the terms or conditions of the rights offering. If this rights offering is extended, the subscription agent will hold your shares and exercise funds, and you will not be able to sell or transfer your shares so held during the extension period. If we amend the terms or conditions of this rights offering, a new prospectus supplement will be distributed to all stockholders who have previously exercised subscription rights and to stockholders of record of unexercised subscription rights on the date we amend the terms, and such stockholders will once again be given the opportunity to participate or withdraw from the rights offering.

Q:	What should I do if I have other questions or need assistance?

A:	We have appointed D.F. King & Co., Inc. as information agent for the rights offering. Any questions or requests for additional copies of this prospectus supplement or any ancillary documents may be directed to the information agent at the following address and telephone number: D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, Banks and Brokers Call Collect: (212) 269-5550, All Others Call Toll Free: (800) 967-4607.

For a more complete description of this rights offering, see “The Rights Offering” beginning on page S-29 of this prospectus supplement.

Risk Factors

Exercising the subscription rights requires an investment in our common stock. An investment in our common stock is very risky. You should consider carefully the risk factors beginning on page S-17 of this prospectus supplement and page 5 of the accompanying prospectus before exercising your subscription rights.

Use of Proceeds

The proceeds from the rights offering will be used to finance potential acquisitions, including the Mid Pac acquisition (if consummated), and for general corporate purposes, including working capital. To the extent that we draw the proceeds of the Bridge Loan as described under “— Recent Developments — Credit Facilities,” we will use the proceeds from the rights offering to repay amounts outstanding under the Bridge Loan.

Principal Executive Offices and Additional Information

Our principal executive offices are located at 800 Gessner Road, Suite 875, Houston, Texas 77024. Our telephone number is (281) 899-4800. Our website is located at www.par-petro.com. Information on our website does not constitute part of this prospectus supplement or the accompanying prospectus and should not be relied upon in connection with making any decision with respect to the rights offering. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s website at www.sec.gov.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, together with all of the other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding to invest in our common stock. If any of the following risks, or any risk described elsewhere in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference herein, actually occurs, our business, business prospects, financial condition, results of operations or cash flows could be materially adversely affected. In any such case, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks described below and in the documents incorporated by reference herein are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial may also adversely affect us. This prospectus supplement also contains forward-looking statements, estimates and projections that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below and the documents incorporated by reference herein.

Risks related to the Rights Offering and our Common Stock

Stockholders who do not fully exercise their subscription rights will have their interests diluted by those stockholders who do exercise their subscription rights.

As of the record date, we had 30,307,200 shares of our stock outstanding. If our stockholders choose not to fully exercise their subscription rights, the relative ownership interest of such stockholders will be diluted. Stockholders who do not exercise their subscription rights will lose any value in their subscription rights.

We have the right to limit the exercise of the subscription rights.

Article 11 of our certificate of incorporation generally restricts the ability of any 5% holder of our common stock from disposing of or acquiring shares of our common stock without our consent. Our certificate of incorporation also restricts the ability of other holders from becoming 5% stockholders without our consent. In order to comply with these restrictions, the terms of the subscription rights may limit the number of shares exercisable by a holder. If the exercise of your subscription rights might result in a risk of your becoming a 5% stockholder, your exercise may be reduced in order to eliminate that risk. We may also limit the exercise of subscription rights by stockholders who possess 5% of our outstanding common stock. In addition, you may be required to provide certain information concerning your share ownership in order to help us enforce these restrictions.

No market exists for the subscription rights.

The subscription rights are a new issue of securities with no established trading market. Although the subscription rights will be admitted for trading on the NYSE MKT and will trade under the symbol “PARR RT,” a liquid trading market for the subscription rights may not develop and even if a market develops it may not provide meaningful liquidity. The absence of a trading market or liquidity for the subscription rights may adversely affect their value.

The exercise of irrevocable subscription rights may adversely affect investors.

Once you have exercised your subscription rights, your exercise may not be revoked in whole or in part for any reason, including a decline in our common stock price or a modification in the terms of the Mid Pac acquisition or the failure of such transaction to close. Subscription rights not exercised prior to the expiration date will expire and be of no further value to you.

The exercise price determined for the rights offering is not an indication of the fair value of our common stock.

The rights offering, including the exercise price of $16.00 per whole share, was approved by the Board after consideration of the financing alternatives available to us. The Board considered, among other things, the likelihood of effecting another form of financing due to restrictions under Section 382 of the Code associated with our emergence from bankruptcy. The $16.00 per whole share exercise price is not necessarily related to our book value, net worth or any other established criteria of value and may or may not be considered the fair value of our common stock being offered in the rights offering. After the date of this prospectus supplement, our common stock may trade at prices above, below or equal to the exercise price.

The market price of our common stock may decline prior to the expiration date of the rights offering.

The exercise of subscription rights pursuant to the rights offering is irrevocable. During the period following our emergence from bankruptcy on August 31, 2012 to July 21, 2014, the market price per share of our common stock has ranged from $0.60 to $25.00. The market price of our common stock may decline prior to the expiration date due to many factors, including business exigencies, acts of terrorism, general market declines, interruptions to our business, accidents or other catastrophic events, changes in investor perception, unanticipated financial results, defaults on indebtedness or other factors that could affect our stock price. In such event, you may be forced to purchase the common stock at a price higher than the market price.

We may cancel the rights offering at any time.

We may cancel the rights offering at any time. If we cancel the rights offering, the subscription rights cannot be exercised and will expire.

Because our management will have broad discretion over the use of the net proceeds from the rights offering, you may not agree with how we use the proceeds, and we may not invest the proceeds successfully.

We intend to use the proceeds of the rights offering as described in “Use of Proceeds.” Market factors, however, may require our management to allocate portions of the proceeds for other purposes. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. It is possible that we may invest the proceeds in a way that does not yield a favorable, or any, return for us.

We cannot be certain that our net operating loss tax carryforwards will continue to be available to offset our tax liability.

As of December 31, 2013, we estimated that we had approximately $1.3 billion of NOLs. In order to utilize the NOLs, we must generate taxable income which can offset such carryforwards. The NOLs will expire if not used. The availability of NOLs to offset taxable income would be substantially reduced or eliminated if we were to undergo an “ownership change” within the meaning of Section 382 of the Code. We will be treated as having had an “ownership change” if there is more than a 50% increase in stock ownership during any three year “testing period” by “5% shareholders.”

In order to help us preserve the NOLs, our certificate of incorporation contains stock transfer restrictions designed to reduce the risk of an ownership change for purposes of Section 382 of the Code. We expect that the restrictions will remain in force as long as the NOLs are available. We cannot assure you, however, that these restrictions will prevent an ownership change.

The NOLs will expire in various amounts, if not used, between 2027 and 2032. The Internal Revenue Service, or the IRS, has not audited any of our tax returns for any of the years during the carryforward period including those returns for the years in which the losses giving rise to the NOLs were reported. We cannot assure you that we would prevail if the IRS were to challenge the availability of the NOLs. If the IRS were successful in challenging our NOLs, all or some portion of the NOLs would not be available to offset our future consolidated income and we may not be able to pay taxes that may be due.

The tax treatment of the rights offering is somewhat uncertain and it may be treated as a taxable event to our stockholders.

The federal income tax consequences of the rights offering will depend on whether the rights offering is part of a “disproportionate distribution.” See “United States Federal Income Tax Consequences.” We believe and intend to take the position that subscription rights issued pursuant to the rights offering are not part of a “disproportionate distribution” and, therefore, should not be a taxable distribution with respect to your existing shares of common stock. The disproportionate distribution rules are complicated, however, and their application is uncertain. Accordingly, it is possible that the IRS could successfully challenge our position.

If you purchase rights and the rights offering is not completed, the purchase price paid for such rights will not be returned to you.

The rights are transferable during the course of the rights offering. If we cancel the rights offering, the subscription rights cannot be exercised and will expire. As a result, if you purchase rights and the rights offering is not completed, the purchase price paid for such rights in the transfer will not be returned to you.

The market for our common stock has been historically illiquid, which may affect your ability to sell your shares.

The volume of trading in our stock has historically been low. During the period following our emergence from bankruptcy on August 31, 2012 to July 21, 2014, the average daily trading volume for our stock has been approximately 25,000 shares. Having a market for shares without substantial liquidity can adversely affect the price of the stock at a time when you might want to sell your shares. We cannot assure investors that a more active trading market will develop even if we issue more equity in the future.

We may issue shares of common stock in satisfaction of general unsecured claims from our predecessor’s bankruptcy that would dilute your ownership of our common stock.

In December 2011 and January 2012, Delta and its subsidiaries filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware, and in March 2012, obtained approval from the Bankruptcy Court to proceed with a plan of reorganization. Pursuant to this plan, among other things, certain allowed general unsecured claims may be paid with shares of our common stock. As of June 2, 2014, it is estimated that a total of 27 claims totaling approximately $37.5 million remain to be resolved. The settlement of claims is subject to ongoing litigation and we are unable to predict with certainty how many shares will be required to satisfy all claims. Pursuant to the plan of reorganization, allowed claims are settled at a ratio of 54.4 shares per $1,000 of claim. Any issuances by us of common stock to satisfy claims would have a dilutive impact on ownership interest of existing common stockholders and could cause the market price of our common stock to decline.

Reduced liquidity and price volatility could result in a loss to investors.

Although our common stock is listed and traded on the NYSE MKT, there can be no assurance as to the liquidity of an investment in our common stock or as to the price an investor may realize upon the sale of our common stock. These prices are determined in the marketplace and may be influenced by many factors, including the liquidity of the market for our common stock, the market price of our common stock, investor perception and general economic and market conditions. This price volatility may make it more difficult for our stockholders to sell shares when they want at prices that they find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance.

We have identified a material weakness in our internal control over financial reporting that resulted in the restatement of certain of our previously issued consolidated financial statements. Failure to remediate our material weaknesses could adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with U.S. generally accepted accounting principles (GAAP).

Any failure to maintain such internal controls could adversely impact our ability to report our financial results on a timely and accurate basis. If our financial statements are not accurate, investors may not have the complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis as required by the SEC, we could face severe consequences. In either case, there could result a material adverse effect on our business. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock. We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weaknesses identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities and errors or to facilitate the fair presentation of our consolidated financial statements.

Concentrated stock ownership and a restrictive certificate of incorporation provision may discourage unsolicited acquisition proposals.

ZCOF, Whitebox Advisors, LLC, or Whitebox, and Waterstone Capital Management, L.P., or Waterstone, separately own or manage, or will have the right to acquire and manage, as of the record date, approximately 33.0%, 24.3 % and 6.1%, respectively, or when aggregated, 63.4% of our outstanding common stock. Assuming each of these stockholders only participates in the rights offering to the extent necessary to maintain their current ownership percentage of our common stock, the rights offering will have no effect on their ownership or control of our common stock and their beneficial ownership percentage will remain the same. The level of their combined ownership of shares of common stock could have the effect of discouraging or impeding an unsolicited acquisition proposal. In addition, the change in ownership limitations contained in Article 11 of our certificate of incorporation could have the effect of discouraging or impeding an unsolicited takeover proposal.

Future sales of our common stock may depress our stock price.

No prediction can be made as to the effect, if any, that future sales of our common stock, or the availability of our common stock for future sales, will have on the market price of our common stock. Sales in the public market of substantial amounts of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for our common stock. The potential effect of these shares being sold may be to depress the price at which our common stock trades.

Risks related to the Mid Pac Acquisition

The representations, warranties and indemnification obligations of Koko’oha in the Mid Pac merger agreement are limited; as a result, the assumptions on which our estimates of future results contemplated by the merger agreement have been based may prove to be incorrect in a number of material ways, resulting in our not realizing the expected benefits of the Mid Pac acquisition, if completed.

The representations and warranties of Koko’oha contained in the Mid Pac merger agreement are limited. In addition, the agreement provides limited indemnities. As a result, the assumptions on which our estimates of future results of the transactions contemplated by the merger agreement have been based may prove to be incorrect in a number of material ways, resulting in our not realizing the expected benefits of the Mid Pac acquisition, including anticipated increased cash flows.

Acquisitions, such as the Mid Pac acquisition, if completed, may prove to be worth less than we paid because of uncertainties in evaluating potential liabilities.

Our recent growth is due in large part to acquisitions, such as the acquisitions of Texadian, HIE and, if completed, the Mid Pac acquisition. We expect acquisitions, such as the acquisitions of Texadian, HIE and, if completed, the Mid Pac acquisition, to be instrumental to our future growth. Successful acquisitions require an assessment of a number of factors, including estimates of potential unknown and contingent liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with our assessments, we perform due diligence reviews of acquired companies and their businesses that we believe are generally consistent with industry practices. However, such reviews will not reveal all existing or potential problems. In addition, our reviews may not permit us to become sufficiently familiar with potential environmental problems or other contingent and unknown liabilities that may exist or arise. We conducted limited due diligence in connection with the Mid Pac acquisition prior to signing the merger agreement and are continuing to conduct due diligence during the period between the signing and closing of the acquisition. Certain due diligence related to competitive factors will not be known until the HSR review is completed. As a result, there may be unknown and contingent liabilities related to Mid Pac and its business of which we are unaware. We could be liable for unknown obligations relating to the Mid Pac acquisition, if completed, for which indemnification is not available, which could materially adversely affect our business, results of operations and cash flow.

We may have difficulty integrating and managing the growth associated with the Mid Pac acquisition.

The Mid Pac acquisition, if completed, is expected to result in a significant growth in our assets and revenues and may place a significant strain on our financial, technical, operational, and administrative resources. We may not be able to integrate the operations of Mid Pac without increases in costs, losses in revenues, or other difficulties. In addition, we may not be able to realize the operating efficiencies, synergies, costs savings, or other benefits expected from the Mid Pac acquisition. Any unexpected costs or delays incurred in connection with such integration could have an adverse effect on our business, results of operations or financial condition. We believe our general and administrative expenses for the third quarter and fourth quarter of 2014 will increase due to the Mid Pac acquisition, including integrating the acquired business of Mid Pac. We have hired or intend to hire additional new employees that we expect will be required to manage the business of Mid Pac and plan to add resources as needed as we scale up our business. However, we may experience difficulties in finding the additional qualified personnel. In an effort to stay on schedule with our planned activities, we intend to supplement our staff with contract and consultant personnel until we are able to hire new employees. Our ability to continue to grow after this acquisition will depend upon a number of factors, including our ability to identify and acquire new acquisition targets, our ability to continue to retain and attract skilled personnel, the results of our acquisition efforts, and access to capital. We may not be successful in achieving or managing growth and any such failure could have a material adverse effect on us.

Obtaining required regulatory approvals may prevent or delay completion of the Mid Pac acquisition or reduce the anticipated benefits of the Mid Pac acquisition or may require changes to the structure or terms of the Mid Pac acquisition.

Completion of the Mid Pac acquisition is conditioned upon, among other things, the expiration or termination of the applicable waiting period, including any extensions thereof, under HSR. The time it takes to obtain these approvals may delay the completion of the Mid Pac acquisition. Further, regulatory authorities may place certain conditions on their approval of the transaction. Satisfying these conditions may also delay the completion of the transaction and/or may reduce the anticipated benefits of the Mid Pac acquisition, which could have a material adverse effect on our business and cash flows, financial condition and results of operations. Additionally, at any time before or after the transaction is completed, the Antitrust Division of the Department of Justice, the Federal Trade Commission or U.S. state attorneys general could take action under the antitrust laws in opposition to the transaction, including seeking to enjoin completion of the transaction, condition completion of the transaction upon the divestiture of certain assets or impose restrictions on the post-closing operations. Any of these requirements or restrictions may prevent or delay completion of the Mid Pac acquisition or may reduce the anticipated benefits of the Mid Pac acquisition, which could also have a material adverse effect on our business and cash flows, financial condition and results of operations.

The results of our ongoing due diligence in connection with the Mid Pac acquisition could have a significant negative effect on our financial condition and results of operations.

We conducted limited due diligence in connection with the Mid Pac acquisition prior to signing the merger agreement and are continuing to conduct due diligence during the period between the signing and closing of the acquisition. Certain due diligence related to competitive factors will not be known until the HSR review is completed. Intensive due diligence is time consuming and expensive due to the operations, accounting, finance and legal professionals who must be involved in the due diligence process and the fact that such efforts do not always lead to a consummated transaction. Diligence may not reveal all material issues that may affect a particular entity. In addition, factors outside the control of the entity and outside of our control may later arise. If, during the diligence process, we fail to identify issues specific to an entity or the environment in which the entity operates, we may be forced to later write down or write off assets, restructure our operations, or incur impairment or other charges that could result in other reporting losses. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may become subject if we obtain debt financing. We cannot assure you that we will not have to take write-downs or write-offs in connection with the acquisitions of certain of the assets and assumption of certain liabilities of Mid Pac, which could have a negative effect on our financial condition and results of operation following closing.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein may constitute “forward-looking” statements as defined in Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Private Securities Litigation Reform Act of 1995, or the PSLRA, or in releases made by the SEC, all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of us and our subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

The forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control, including:

•	our ability to successfully complete the pending Mid Pac acquisition, integrate it with our operations and realize the anticipated benefits from the acquisition;

•	our ability to identify all potential risks and liabilities in our due diligence of Koko’oha, Mid Pac and their business;

•	any unexpected costs or delays, including modifications to the terms of the transaction which may be required by HSR, in connection with the pending Mid Pac acquisition;

•	our ability to realize the intended benefits of the acquisition of HIE and successfully integrate the business acquired;

•	the volatility of crude oil prices, natural gas prices and refined product prices;

•	the continued availability of our net operating loss tax carryforwards;

•	our ability to maintain adequate liquidity;

•	our ability to identify future acquisitions and to successfully complete our diligence related to such acquisitions;

•	compliance with legal and/or regulatory requirements;

•	a liquid market for our common stock may not develop;

•	the concentrated ownership of our common stock may depress its liquidity;

•	our ability to generate cash flow may be limited;

•	the strength and financial resources of our competitors;

•	many of our products are dangerous or harmful if mishandled;

•	effectiveness of our disclosure controls and procedures and our internal controls over financial reporting;

•	instability in the global financial system;

•	decreasing demand for transportation fuels resulting from global economic downturns;

•	our insurance may be inadequate;

•	operating hazards may result in losses;

•	the potential for spills, discharges or other releases of petroleum products or hazardous substances;

•	our level of indebtedness may prove excessive;

•	interruptions of supply and increased cost resulting from third-party transportation of crude oil and refined products;

•	the failure of our critical information systems;

•	our inability to control activities on properties we do not operate;

•	uncertainties in the estimation of proved reserves and in the projection of future rates of production;

•	our limited ability to replace production;

•	declines in the values of our natural gas and oil properties resulting in writedowns; and

•	the uncertain success of our risk management strategies.

In addition, management’s assumptions about future events may prove to be inaccurate. All readers are cautioned that the forward-looking statements contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors described in “Risk Factors” and elsewhere in this prospectus supplement and the documents incorporated by reference herein. All forward-looking statements speak only as of the date they are made. We do not intend to update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

NO BOARD RECOMMENDATION

The Board believes the rights offering is in our best interests. The rights offering proceeds will be used to finance potential acquisitions, including the Mid Pac acquisition (if consummated), and for general corporate purposes, including working capital. See “Use of Proceeds” for a discussion of how we intend to allocate and use the proceeds from the rights offering.

The Board is not making any recommendation to you as to whether you should exercise your subscription rights. You must make your own decision as to whether to exercise your subscription rights.

No dealer, salesman or other person has been authorized by us to provide you with any information other than the information contained in this prospectus supplement, the information incorporated by reference in this prospectus supplement and the other documents delivered herewith. You should rely only on the information provided in this prospectus supplement or other information that we have referred you to. This prospectus supplement and the other documents referred to do not constitute an offer to sell or a solicitation to buy securities in any jurisdiction in which an offer or a solicitation would be unlawful.

The information agent for the rights offering, D.F. King & Co., Inc., has agreed to provide services to us in connection with the rights offering. If you require assistance, you should contact the information agent and not members of management or the Board. Please contact the information agent at: D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, Banks and Brokers Call Collect: (212) 269-5550, All Others Call Toll Free: (800) 967-4607.

USE OF PROCEEDS

The proceeds from the rights offering will be used to finance potential acquisitions, including the Mid Pac acquisition (if consummated), and for general corporate purposes, including working capital. To the extent that we draw the proceeds of the Bridge Loan as described under “Prospectus Summary — Recent Developments —Credit Facilities,” we will use the proceeds from the rights offering to repay amounts outstanding under the Bridge Loan. We have not engaged an underwriter so no underwriting fees or commission will be payable in connection with this rights offering. Assuming that the rights offering is fully subscribed, we expect to receive net proceeds of approximately $101.5 million from this rights offering.

Our management and our Board will retain broad discretion in deciding how to allocate the net proceeds of this rights offering. The precise amounts and timing of our use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors.

MID PAC ACQUISITION

On the Execution Date, we and Merger Sub entered into an agreement and plan of merger with Koko’oha and Bill D. Mills, in his capacity as the shareholders’ representative. Koko’oha owns 100% of the outstanding membership interests of Mid Pac, which is the exclusive licensee of the’76 brand in the State of Hawaii and the owner/operator of several terminals and retail gasoline stations. Pursuant to the merger agreement, we will acquire 100% of the membership interests of Mid Pac through the merger of Merger Sub with and into Koko’oha, with Koko’oha being the surviving corporation following the transaction. In connection with the Mid Pac acquisition, all of the issued and outstanding common stock of Koko’oha will be converted into the right to receive cash consideration.

Mid Pac distributes gasoline and diesel through over 80 locations across the State of Hawaii, owns four terminals and has throughput rights to a fifth. Mid Pac has the exclusive rights to the ’76 brand in Hawaii through 2024. During the twelve months ended September 30, 2013, Mid Pac sold 80 million gallons of fuel (5,217 bopd) of which 65 million gallons was gasoline (4,224 bopd). All of the gasoline sales would be incremental sales to us. Mid Pac also offers HIE access to the Kauai marketplace through Mid Pac’s Kauai terminal and network of three retail and eight card lock sites. In addition, Mid Pac is the fee owner of 22 of its retail sites, the floor of its current office space in downtown Honolulu and three unimproved land parcels on Kauai.

The acquisition of Mid Pac and its network of terminals and retail sites, together with its substantial real estate holdings, complements our current Hawaii operations and assets. The addition of over 4,000 barrels per day of gasoline sales (based on Mid Pac’s average for the twelve months ended September 30, 2013) will significantly increase our on-island gasoline sales. Mid Pac’s added volume represents between 20% and 33% of our gasoline range depending on crude slate and throughput and will reduce requirements to export gasoline range material. Historically, we estimate that each exported barrel of product costs us between $6 and $10 per barrel (including shipping costs, lost product value, and other costs). Relieving export pressure could significantly improve our realized prices on products sold. Additionally, we believe that the value represented by Mid Pac’s fee owned real estate will provide a competitive advantage by offering us additional leverage opportunities and sources of capital.

The aggregate consideration to be paid in cash at the closing of the merger agreement, prior to certain post-closing purchase price adjustments, will be $107 million (less approximately $10 million already paid into an escrow account), minus estimated long-term liabilities, minus a pre-closing price adjustment, if any, plus or minus adjustments for net working capital, and plus estimated merchandise inventory value and product inventory value. The merger consideration may be reduced if there exists, prior to the closing of the merger agreement, a breach of one or more representations, warranties or covenants of Koko’oha or an event or condition that causes, or could be reasonably expected to cause, a total loss of or diminution in, the value of Koko’oha or its subsidiaries or their respective businesses or assets. We will deposit $500,000 of the merger consideration into an account designated by the shareholders’ representative to be used to pay the costs and expenses incurred by the shareholders’ representative in performing his duties.

The consummation of the Mid Pac acquisition is subject to certain conditions, including the expiration or termination of the applicable waiting period, including any extensions thereof, under HSR and certain other regulatory approvals. We cannot assure you that we will receive HSR clearance without modification to the terms of the Mid Pac acquisition or that the Mid Pac acquisition will be consummated on the terms described above or at all. See also “Risk Factors — Risks related to the Mid Pac Acquisition.”

DESCRIPTION OF CAPITAL STOCK

For a summary description of our common stock, see our Registration Statement on Form 8-A filed with the SEC on July 16, 2014 (File No. 000-16203). As of the record date, our authorized capital consisted of 300,000,000 shares of voting common stock, of which 30,307,200 were outstanding. American Stock Transfer & Trust Company, LLC is transfer agent and registrar for our common stock.

THE RIGHTS OFFERING

Pursuant to the rights offering, we are issuing, at no charge, one subscription right with respect to each share of our common stock outstanding as of the record date. Stockholders will be entitled to purchase 0.21 shares of our common stock for every subscription right held at the exercise price of $16.00 per whole share. The subscription right exercise price and other terms of the rights offering were approved by the Board. If all of the subscription rights are exercised in the rights offering, the total purchase price of all of our common stock sold in the rights offering will be approximately $101.8 million. No minimum subscription is necessary to complete the rights offering.

The subscription rights are exercisable beginning on the record date and will expire if they are not exercised by 5:00 p.m., New York City time, on August 13, 2014, unless extended by us from time to time in our sole discretion.

Subscription rights that are not exercised by the expiration date of the rights offering will expire and will have no value.

Stockholders should note that immediately available funds must be received by the expiration date for a subscription to be valid. Although personal checks will be accepted, if they have not cleared by the expiration date, the subscription will not be valid. See “— Exercise of Subscription Rights.” We reserve the right to limit the exercise of any subscription rights that would result in a risk of any stockholder becoming the owner of 5% or more of our common stock. We may also limit the exercise of subscription rights by stockholders who possess 5% of our outstanding common stock. See “Risk Factors — Risks related to the Rights Offering and our Common Stock.” We have the right to limit the exercise of the subscription rights” and “— Certificate of Incorporation Restrictions; Escrow Protection Mechanics.” Stockholders who exercise their subscription rights will not be entitled to revoke their exercise. Stockholders who do not exercise their subscription rights will relinquish any value inherent in the subscription rights.

The Subscription Rights

Subscription rights distributed in the rights offering will be certificated. Subject to applicable laws, the subscription rights may be offered for sale, sold, transferred or assigned without our consent. Although the subscription rights will be admitted for trading on the NYSE MKT and will trade under the symbol “PARR RT,” there is currently no trading market for the rights and a liquid trading market for the rights may not develop. If you hold a physical rights certificate, you can transfer your rights by following the instructions on the back of the certificate. If your rights are held by a broker, dealer, custodian bank or other nominee, you should contact them for instructions on how to affect a transfer. The subscription agent will facilitate transfers of rights certificates only until 5:00 p.m., New York City time, on August 8, 2014, the third business day before the expiration date.

If you hold a common stock certificate, the number of shares of our common stock you may purchase pursuant to your basic subscription privilege is indicated on the enclosed rights certificate. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of the Depository Trust Company, or DTC, you will not receive a rights certificate. Instead, DTC will issue one subscription right to your nominee record holder for every share of our common stock that you own at the record date. If you are not contacted by your nominee, you should contact your nominee as soon as possible to confirm your subscription rights. Stockholders should follow the mechanics described below under “— Exercise of Subscription Rights.”

Fractional shares or cash in lieu of fractional shares will not be issued in the rights offering. Instead, fractional shares of our common stock resulting from the exercise of the basic subscription privilege and the oversubscription privilege will be rounded down to the nearest whole share of common stock.

Expiration of the Rights Offering

You may exercise your subscription rights at any time before 5:00 p.m., New York City time, on August 13, 2014. We may, in our sole discretion, extend the expiration date for exercising the subscription rights. If you do not exercise your subscription rights before the expiration date, your unexercised subscription rights will be null and void. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents. We may extend the expiration date by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration date of the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

Subscription Privileges

Your subscription rights entitle you to the basic subscription privilege and the oversubscription privilege.

Basic Subscription Privilege. With your basic subscription privilege, you may purchase 0.21 shares of our common stock for every subscription right you hold, by delivery of the required documents, and payment of the exercise price. There is no minimum number of shares you must purchase as a result of the exercise of your subscription rights, but you may not purchase fractional shares. The subscription agent will deliver to you certificates, or make the necessary book-entry transfers, representing the shares that you purchase upon the exercise of your subscription rights as soon as practicable after the rights offering has expired.

Oversubscription Privilege. If you fully subscribe your basic subscription privilege, you may also subscribe for additional shares that other stockholders do not purchase through exercise of their basic subscription privilege, by delivery of the required documents, and payment of the exercise price, before the expiration of the rights offering.

Pro Rata Allocation. If all of the subscription rights are not exercised under the basic subscription privilege, we will issue additional shares to stockholders who exercise their oversubscription privilege. If there are not enough shares to satisfy all subscriptions made under the oversubscription privilege, we will allocate the remaining shares pro rata, after eliminating all fractional shares, among those oversubscribing stockholders. “Pro rata” means in proportion to the total number of shares held by such stockholders, including the number of shares each stockholder subscribed for under the basic subscription privilege. If there is a pro rata allocation of the remaining shares and you receive an allocation of a greater number of shares than you subscribed for under your oversubscription privilege, then we will allocate to you only the number of shares for which you subscribed under your oversubscription privilege. We will allocate the remaining shares among all other stockholders exercising their oversubscription privileges.

Return of Excess Payment. If you exercised your oversubscription privilege and are allocated less than all of the shares for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned by mail or wire transfer of immediately available funds, without interest or deduction, as soon as reasonably practicable after the expiration date. The subscription agent will deliver to you certificates or make the necessary book-entry transfers, representing the shares which you purchased as soon as reasonably practicable after the expiration date and after all pro rata allocations and adjustments have been completed.

Exercise Price

The exercise price is $16.00 per whole share, payable in immediately available funds. The exercise price was determined by the Board as described below under “— Determination of Terms of the Rights Offering.” If the conditions to the completion of the rights offering are not satisfied or the rights offering is otherwise terminated, your funds will be returned to you as soon as practicable, without interest or deduction.

Exercise of Subscription Rights

You may exercise your subscription rights by taking the following steps and ensuring the exercise is fully completed in the manner described below at or prior to 5:00 p.m., New York City time, on the expiration date:

Procedure for certificated holders of common stock:

If you are a stockholder and you hold your shares of our common stock in certificated form, you must provide the following to the subscription agent at the address set forth below so they are received at or prior to 5:00 p.m., New York City time, on the expiration date:

•	your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation; and

•	your full exercise price payment for each share subscribed for based upon your basic subscription privilege and (if applicable) your oversubscription privilege.

All of the above must be received by the subscription agent by the expiration date at the following address:

By hand, mail or overnight courier:

American Stock Transfer & Trust Company

Operations Center

Attn: Exchange Department

6201 15th Avenue

Brooklyn, NY 11219

Fax Transmission: 718-234-5001

Telephone number for Confirmation (Toll Free): 877-248-6417 or 718-921-8317

If your payment is being made by an uncertified personal check you must allow significant additional time for your check to clear at or prior to 5:00 p.m., New York City time, on the expiration date, and your subscription rights will not be deemed exercised until such uncertified check clears. The method of delivery of any documentation and/or payment to the subscription agent is at your own risk. Overnight courier or hand delivery is recommended. If you choose to use regular mail, however, it is recommended that you use insured, registered mail, return receipt requested. See “— Delivery of Subscription Materials and Payment.”

Procedure for holders of common stock through a broker, bank, or other nominee:

If you are a stockholder and you hold your shares of our common stock through DTC, you must arrange to have your broker, bank, or other nominee effect all required steps on your behalf by the requisite deadlines so that DTC may convey your subscription right exercise to the subscription agent at or prior to 5:00 p.m., New York City time, on the expiration date. Specifically, please note the following:

•	you must also provide instructions to your broker, bank, or other nominee (in the format requested by your nominee) of the number of shares (basic subscription and oversubscription) that you wish to have your nominee exercise on your behalf at the purchase price and must return all associated documentation;

•	you must make any necessary payment arrangements with your broker, bank, or other nominee; and

•	you must follow any special instructions provided to you by broker, bank, or other nominee (in the format requested by your nominee) with respect to the exercise of your subscription rights.

DO NOT SEND ANY INSTRUCTIONS TO THE SUBSCRIPTION AGENT. YOUR INSTRUCTIONS MUST BE PROVIDED TO YOUR BROKER, BANK, OR OTHER NOMINEE (IN THE FORMAT REQUESTED BY YOUR NOMINEE).

Procedures applicable to ALL holders:

Once you have exercised the basic subscription privilege or oversubscription privilege, your exercise may not be revoked in whole or in part at any time before or after the expiration date.

Subscription rights not exercised prior to the expiration date will expire and be of no further value.

If you desire to exercise the basic subscription privilege or oversubscription privilege, and time will not permit your rights certificate or other required documents to reach the subscription agent before the expiration date, or the procedures for exercise described above cannot be completed on a timely basis, you may nonetheless exercise if (i) the exercise is effected through an eligible institution, (ii) prior to the expiration date, the subscription agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly and validly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, and (iii) the rights certificate and all other required documents are received by the subscription agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Certificate of Incorporation Restrictions; Escrow Protection Mechanics

Our ability to utilize our NOLs would be substantially reduced or eliminated if we were to undergo an ownership change within the meaning of Section 382 of the Code. In order to reduce the risk of an ownership change, our certificate of incorporation restricts the ability of any record or beneficial, direct or indirect, holder of 5% or more of our common stock, however acquired, including acquisition though exercise of subscription rights, to purchase shares granted by us, to sell, transfer, pledge, encumber or dispose of any shares owned by such 5% stockholder, or to purchase, acquire, or otherwise receive additional shares of our common stock without our prior consent. Our certificate of incorporation also restricts the ability of any other holder whether direct or indirect, record or beneficial, to make an acquisition of our common stock which will result in total ownership, either direct or indirect, record or beneficial, by such stockholder of 5% or more of our common stock without our prior consent. These restrictions will apply unless and until we determine that such acquisition will not result in an unreasonable risk of an ownership change. In determining 5% ownership, the following attribution provisions apply for purposes of Section 382 of the Code:

•	Any family group consisting of an individual, spouse, children, grandchildren and parents are treated as one person. Note that an individual can be treated as a member of several different family groups. For example, your family group would include your spouse, children, father and mother, but your mother’s family group would include her spouse, all her children and her grandchildren.

•	Any common stock owned by any entity will generally be attributed proportionately to the ultimate owners of that entity. Such attribution will also occur through tiered entity structures.

•	Any persons or entities acting in concert or having a formal or informal understanding among themselves to make a coordinated purchase of common stock will be treated as one stockholder.

In determining stock ownership, any person or entity that holds an option to acquire either common stock or another option or right to acquire common stock should be treated as owning the underlying common stock. Ownership may not be structured with an abusive principal purpose of avoiding these rules.

We have the right, in our sole and absolute discretion, to limit the exercise of subscription rights, including instructing the subscription agent to refuse to honor any exercise of subscription rights, by 5% stockholders.

The total number of shares of our common stock outstanding on the record date was 30,307,200 and the total number of shares of our common stock to be outstanding upon completion of the rights offering, if fully subscribed, would be 36,671,712. Five percent of 30,307,200 and 36,671,712 is 1,515,360 and 1,833,585, respectively.

In order to avoid an “ownership change” for federal income tax purposes, we have implemented the escrow protection mechanics as follows:

(1) by exercising subscription rights, each holder will represent to us that such holder will not be, after giving effect to the exercise of subscription rights and assuming that such holder is issued all of the shares for which the holder subscribed, an owner, either direct or indirect, record or beneficial, or by application of Section 382 attribution provisions summarized above, of more than 1,363,824 shares, constituting approximately 4.5% of our outstanding common stock as of the record date;

(2) if such exercise would result in such holder owning more than 1,363,824 shares of our common stock, such holder must notify the subscription agent at the telephone number set forth under “—Delivery of Subscription Materials and Payment”;

(3) if requested, each holder will be required to provide us with additional information regarding the amount of common stock that the holder owns; and

(4) we shall have the right to instruct the subscription agent to refuse to honor such holder’s exercise to the extent such exercise might, in our sole and absolute discretion, result in such holder owning 5% or more of our common stock.

By exercising subscription rights in the rights offering, you agree that the escrow protection mechanics are valid, binding and enforceable against you.

The escrow protection mechanics are meant to be applied in conjunction with the restrictions in our certificate of incorporation and to provide us with a means to both supplement and enforce such restrictions with regard to the exercise of the subscription rights issued in the rights offering. We intend to vigorously challenge any attempt to violate these restrictions and to pursue all available remedies in the event of any violation. Any purported exercise of subscription rights, in violation of either the restrictions in our certificate of incorporation or the escrow protection mechanics section, will be void and of no force and effect.

Conditions to the Rights Offering

We may terminate the rights offering if, at any time before completion of the rights offering, there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of the Board would or could make the rights offering or its completion illegal or materially more burdensome to us or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occurs.

In addition, if we determine that the exercise of the subscription rights would cause an unreasonable risk of a Section 382 ownership change, we may terminate the rights offering. See “United States Federal Income Tax Consequences — Section 382 and Limitations on Use of Losses by Us.”

If the conditions to completion of the rights offering are not satisfied or we otherwise terminate the rights offering, all subscription rights will expire without value and all exercise payments received by the subscription agent will be returned promptly, without interest or deduction.

Expected Stockholder Participation

We believe that ZCOF, our largest stockholder, intends to subscribe for, or assign to its affiliates to subscribe for, a number of shares of common stock representing its proportionate share of the shares to be issued in the rights offering.

Amendments and Cancellation

We reserve the right to extend the expiration date and to amend the terms or conditions of the rights offering. If the offering is extended, the subscription agent will hold your exercise funds.

We may amend the terms of the subscription rights without the approval of any of the stockholders. After the record date, we may amend the terms of the subscription rights only to cure an ambiguity or correct or supplement a provision which may be defective or inconsistent with other provisions. We may also add provisions relating to questions or matters which arise and additions which we and the subscription agent deem necessary or desirable and which will not adversely affect the interests of the stockholders. If we amend the terms or conditions of the rights offering, a new prospectus supplement will be distributed to all stockholders who have previously exercised subscription rights and to stockholders of record of unexercised subscription rights on the date we amend the terms.

In addition, all stockholders who have previously exercised subscription rights, or who exercise subscription rights within four business days after the mailing of the new prospectus supplement, shall be provided with a form of consent to amended rights offering terms on which they can confirm their exercise of subscription rights and their exercise under the terms of the rights offering as amended by us. A stockholder who has previously exercised any subscription rights, or who exercises subscription rights within four business days after the mailing of the new prospectus supplement, and who does not return such consent within ten business days after the mailing of such consent by us will be deemed to have canceled his or her exercise of subscription rights, and the full amount of the exercise price previously paid by such stockholder will be returned promptly by mail, without interest or deduction. Any completed rights certificate received by the subscription agent five or more business days after the date of the amendment will be deemed to constitute the consent of the stockholder who completed such rights certificate to the amended terms.

We reserve the right to cancel the rights offering at any time. Such cancellation would be effected by us by giving oral or written notice of such cancellation to the subscription agent and making a public announcement by press release. If canceled, the exercise price will be promptly returned by mail to exercising stockholders, without interest or deduction. If the rights offering is canceled, the subscription rights will not be exercisable and will have no value.

Subscription Agent

For the rights offering, we have appointed American Stock Transfer and Trust Company, LLC as subscription agent. The address for the subscription agent, which is the address to which the completed rights certificate, payment of the exercise price and other subscription documents should be delivered, and telephone number is set forth under “— Delivery of Subscription Materials and Payment” below. We will pay the subscription agent customary fees and reimbursements for its expenses. We have also agreed to indemnify the subscription agent against any liability that they may incur in connection with the rights offering.

Information Agent

We have appointed D.F. King & Co., Inc. as information agent for the rights offering. Any questions or requests for additional copies of this prospectus supplement or any ancillary documents may be directed to the information agent at the following address and telephone number: D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, Banks and Brokers Call Collect: (212) 269-5550, All Others Call Toll Free: (800) 967-4607. We will pay the information agent customary fees and reimbursements for its expenses. We have also agreed to indemnify the information agent against any liability that it may incur in connection with the rights offering.

Method of Payment

Your payment of the exercise price must be made in U.S. dollars for the full number of shares of common stock you are subscribing for by either:

•	wire transfer of immediately available funds directed to the following account: JPMorgan Chase Bank, 55 Water Street, New York, New York 10005, ABA #021000021, Account # 530-354616 American Stock Transfer FBO Par Petroleum Corporation; or

•	personal check payable to the subscription agent.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

•	clearance of any uncertified check; or

•	receipt of collected funds in the subscription right account designated above.

Clearance of Uncertified Checks

If you are paying by uncertified personal check, please note that uncertified checks may take several business days to clear. If you wish to pay the exercise price by uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that your payment is received and clears by that time. We will not be responsible for any delays in processing uncertified checks, even if such delays result in your subscription rights not being exercised.

Delivery of Subscription Materials and Payment

Holders of certificated common stock:

If you are a stockholder and you hold your shares of our common stock in certificated form, you should deliver your subscription documents and payment of the exercise price to the subscription agent at the following address:

By hand, mail or overnight courier:

American Stock Transfer & Trust Company

Operations Center

Attn: Exchange Department

6201 15th Avenue

Brooklyn, NY 11219

Fax Transmission: 718-234-5001

Telephone number for Confirmation (Toll Free): 877-248-6417 or 718-921-8317

Your delivery to an address other than the address set forth above will not constitute valid delivery.

Holders of common stock through a broker, bank, or other nominee:

If you are a stockholder and you hold your shares of our common stock through DTC, you must arrange to have your broker, bank, or other nominee effect all required steps on your behalf so that DTC may convey your subscription right exercise to the subscription agent.

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total exercise price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription privileges with respect to the aggregate exercise price payment you delivered to the subscription agent. If your aggregate exercise price payment is in excess of the amount you owe for your subscription, we will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date.

Fractional shares or cash in lieu of fractional shares will not be issued in the rights offering. Fractional shares resulting from the exercise of the basic subscription privilege and the oversubscription privilege will be eliminated by rounding down to the nearest whole share of common stock. As an example, if you owned 50 shares of common stock as of the record date, you would receive 50 subscription rights. To calculate the number of shares you would have the right to purchase pursuant to your subscription rights, you would multiply (a) the 0.21 shares per subscription right by (b) your 50 shares, to get a product of 10.5 shares. Because fractional shares of common stock will not be issued in this rights offering, you would be entitled to purchase 10 shares of common stock in this rights offering, for a total payment of $160 (10 total shares multiplied by the exercise price of $16.00 per whole share of common stock).

Exercising A Portion of Your Subscription Rights

If you wish to subscribe for fewer than all the shares of our common stock represented by your subscription rights, you should indicate on your rights certificate the number of subscription rights you wish to exercise.

Your Funds Will Be Held by the Subscription Agent until Shares of Common Stock Are Issued

The subscription agent will hold your payment of the exercise price payment in a segregated account with other payments received from other stockholders until we issue your shares to you or return your payment, without interest or deduction.

Signature Guarantee May Be Required

Your signature on each rights certificate and other subscription documentation must be guaranteed by an eligible institution subject to standards and procedures adopted by the subscription agent, unless:

•	your rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

An “eligible institution” is a firm or other entity that is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a member of a national securities exchange, registered securities association or clearing agency; or

•	a savings association that is a participant in a securities transfer association for the account of an eligible institution.

Notice to Nominees

If you are a bank, broker, trustee, depository or other nominee who holds shares of our common stock for the account of others, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to find out their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to the subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should take the appropriate steps through DTC to exercise the subscription rights (to the extent instructed by the beneficial owner) through DTC’s Automated Subscription Offer Program, or ASOP.

Notice to Beneficial Owners

If you are a beneficial owner of shares of our common stock through a bank, broker, trustee, depository or other nominee, we will ask your bank, broker, trustee, depository or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your bank, broker, trustee, depository or other nominee act for you. If you hold certificates of our common stock directly and would prefer to have your bank, broker, trustee, depository or other nominee hold them on your behalf, you should contact your bank, broker, trustee, depository or other nominee and request it to effect the transactions for you. You should follow the instructions provided by your nominee with respect to exercising your basic subscription privilege and oversubscription privilege.

Determinations Regarding The Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your subscription rights and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your subscription rights because of any defect or irregularity. We will not receive or accept any exercise until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with your submission of rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept your exercise of subscription rights if our issuance of shares of our common stock to you could be deemed to violate our certificate of incorporation, be unlawful under applicable law, is materially burdensome to us or as otherwise described under “— Conditions to The Rights Offering.”

Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

Questions about Exercising Subscription Rights

If you have any questions, require assistance regarding the method of exercising your subscription rights or have any requests for additional copies of this prospectus supplement or any documentation related to the exercise of your subscription rights, you should contact the information agent at the address and telephone number set forth above under “— Information Agent.”

Shares of Common Stock Outstanding after the Rights Offering

If all the subscription rights are exercised in the rights offering, 36,671,712 shares of our common stock will be issued and outstanding, based on the number of shares outstanding on the record date. Based on the

30,307,200 shares of our common stock issued and outstanding as of the record date, our issuance of shares in the rights offering, assuming it is fully subscribed, would result, on a pro forma basis as of the record date, in an approximate 21% increase in the number of outstanding shares of our common stock.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of our common stock from stockholders who are residents of those states or other jurisdictions. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions you will not be eligible to participate in the rights offering.

We will not allow any stockholder to exercise their subscription right if we are aware that such stockholder is required to obtain prior clearance or approval from or submit a notice to any state or federal regulatory authority to acquire, own, or control such securities and we determine in our sole discretion that, as of the expiration date of the rights offering, such clearance or approval has not been satisfactorily obtained and/or any applicable waiting period has not expired. We are not currently aware of any stockholder who may be required to obtain regulatory approval in order to participate in the rights offering.

Determination of Terms of the Rights Offering

The Board approved the rights offering, including the per share exercise price, after carefully evaluating our imminent need for additional capital. The Board considered alternative capital raising methods that could be available to us and analyzed, among other things, the low likelihood of effecting another form of financing due to restrictions under Section 382 of the Code associated with our emergence from bankruptcy. The Board also considered the dilution that would be caused by the rights offering.

PLAN OF DISTRIBUTION

The common stock covered by this prospectus supplement will be issued upon exercise of the subscription rights described above.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the U.S. federal income tax consequences to holders of our common stock upon the issuance of the subscription rights in the rights offering and upon the exercise of the subscription rights. The discussion is based upon the Code, treasury regulations, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations possibly with retroactive effect. The discussion does not address all of the tax consequences that may be relevant to a particular holder of our common stock or to holders subject to special treatment under federal income tax laws such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, foreign persons, or persons holding our common stock as part of a straddle or conversion transaction. This discussion is limited to U.S. persons that hold our common stock as capital assets. Except as otherwise stated herein, no ruling has been or will be sought from the IRS regarding any matter discussed herein. Our counsel has not rendered any legal opinion regarding any tax consequences relating to us or an investment in us. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Holders of subscription rights on the record date should consult their tax advisors as to the federal income tax consequences of the rights offering that are relevant to their particular situations, as well as the effects of state, local and non-U.S. tax laws.

For purposes of this discussion, a U.S. person means any one of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If a partnership (or any other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds a subscription right, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners and partnerships holding subscription rights should consult their tax advisors concerning the U.S. federal income and other tax consequences relevant to their particular situation.

Issuance of Subscription Rights, Basis and Holding Period

Holders of our common stock on the record date will not recognize taxable income in connection with the receipt of the subscription rights pursuant to the rights offering, provided that the distribution does not have the result of causing some holders of our stock or subscription rights to receive an increase in their proportionate interest in our assets or our earnings and profits and other holders of our stock or subscription rights to receive cash or property. The distribution of the subscription rights in the rights offering should not have the effect of causing some holders of our stock or subscription rights to receive an increase in their proportionate interest in our assets or our earnings and profits and other holders of our stock or subscription rights to receive cash or property. Therefore, no income should be recognized by any record date holders of our common stock in connection with the issuance of the subscription rights pursuant to the rights offering.

Except as provided in the following sentence, the basis of the subscription rights received by a holder with respect to such holder’s common stock will be zero. If either (1) the fair market value of the subscription rights on the record date is 15% or more of the fair market value, on such date, of the common stock with respect to which the subscription rights are received, or (2) the holder elects, on the holder’s federal income tax return for the taxable year in which the subscription rights are received, to allocate part of the basis of the common stock with respect to which the subscription rights are received to the subscription rights, then upon exercise of the subscription rights, the holder’s basis in such common stock will be allocated between the common stock and the subscription rights in proportion to the fair market values of each on the record date.

The holding period of the subscription rights received in the rights offering will include the holder’s holding period for the common stock with respect to which the subscription rights were issued.

Expiration of the Subscription Rights

Holders who receive subscription rights in the rights offering with respect to their common stock and who allow such subscription rights to expire unexercised will not recognize any gain or loss, and no adjustment will be made to the basis of the holder’s common stock.

Exercise of the Subscription Rights, Basis and Holding Period of Acquired Shares

No gain or loss is recognized by a holder upon the exercise of the subscription rights received in the rights offering with respect to the holder’s common stock. The basis of each share of common stock acquired through exercise of such subscription rights will be equal to the sum of the exercise price paid and the basis, if any, of the subscription rights. The holding period for the common stock acquired through exercise of such subscription rights received in the rights offering will begin on the date of the closing of the rights offering.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each holder the amount, if any, of the dividends paid on our stock and the amount of tax, if any, that we withheld on such distribution. Under current U.S. Treasury Regulations, U.S. information reporting requirements and backup withholding tax will generally apply to dividends and to gross proceeds of a sale or other taxable disposition of our stock received by a holder of our stock unless such holder furnishes a correct taxpayer identification number and provides other certification or is otherwise exempt from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the holder’s U.S. federal income tax liability if certain required information is furnished to the IRS.

Section 382 and Limitations on Use of Losses by Us

As of December 31, 2013, we expect to report that we had NOLs estimated to be approximately $1.3 billion for federal income tax purposes, which expire in various amounts, if not used between 2027 and 2032. Some or all of these NOLs may be available to offset our future taxable income, if any, but the continued availability of our NOLs is subject to the rules of Section 382 of the Code. Section 382 generally restricts the use of an NOL after an “ownership change,” generally a more than 50% increase in stock ownership, measured by value, during any 3-year testing period by “5% shareholders.” In the event of an ownership change, the amount of our NOLs that could be utilized in any taxable year would be generally limited to the product of the value of our stock on the date of the ownership change, multiplied by the long-term tax-exempt rate, which is a measure of interest rates on long-term tax-exempt bonds.

We believe that the issuance of subscription rights in the rights offering and the subsequent issuance of shares of our common stock pursuant to the exercise of subscription rights will not cause us to undergo an “ownership change” within the meaning of Section 382 of the Code. However, under complicated rules, the amount of our stock that has been deemed to be acquired by “5% shareholders” will increase as a result of the issuance of shares of our common stock pursuant to the exercise of subscription rights. As a result, we will be closer to experiencing an “ownership change” following the exercise of subscription rights and the likelihood that future transactions could cause an “ownership change” may be increased. We intend to monitor all such transactions to reduce, to the extent possible, the likelihood that we will undergo an “ownership change,” but no assurance can be given in this regard.

In addition, our certificate of incorporation contains restrictions on the transfer and acquisition of our shares, which were intended to prevent an involuntary ownership change, although such restrictions cannot prevent an involuntary ownership change in all circumstances. The rights offering also contains certain other provisions which will be applied in conjunction with the restrictions in our certificate of incorporation to provide us with a means to enforce such restrictions with regard to the exercise of the subscription rights issued in the rights offering. See “The Rights Offering — Certificate of Incorporation Restrictions; Escrow Protection Mechanics” for a more complete discussion. We cannot be certain, however, that these restrictions will prevent a transaction that is outside of our control from triggering an ownership change.

LEGAL MATTERS

The validity of our common stock will be passed upon for us by Porter Hedges LLP, Houston, Texas. Certain tax matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Par Petroleum Corporation as of and for the year ended December 31, 2013, incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K/A for the year ended December 31, 2013, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in the Introductory Note). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Par Petroleum Corporation as of December 31, 2012 and for the period from September 1, 2012 through December 31, 2012 have been incorporated by reference herein and in the registration statement of which this prospectus supplement is a part, in reliance upon the reports of EKS&H LLLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated statements of operations of Par Petroleum Corporation (formerly Delta Petroleum Corporation) and subsidiaries (Predecessor), changes in equity (Predecessor), and cash flows (Predecessor) for the period from January 1, 2012 through August 31, 2012, have been incorporated by reference herein and in the registration statement of which this prospectus supplement is a part, in reliance upon the report of KPMG LLP, independent registered public accounting firm incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting. KPMG LLP’s report regarding the consolidated financial statements contains an explanatory paragraph that states that the Predecessor filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on December 16, 2011. The Predecessor’s plan of reorganization became effective and the Company emerged from bankruptcy protection on August 31, 2012. In connection with its emergence from bankruptcy, the Company adopted the guidance for fresh start accounting in conformity with FASB ASC Topic 852, Reorganizations, effective as of August 31, 2012. Accordingly, Par Petroleum’s consolidated financial statements prior to August 31, 2012 are not comparable to its consolidated financial statements for periods after August 31, 2012.

The consolidated financial statements of Koko’oha Investments, Inc. and subsidiaries as of and for the year ended September 30, 2013, incorporated in this prospectus supplement by reference from our Current Report on Form 8-K dated July 21, 2014, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein by reference, and are incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The information included in or incorporated by reference into this prospectus supplement regarding estimated quantities of our proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of our proved reserves, future production, and income attributable to certain leasehold and royalty interests as of December 31, 2013 that were prepared by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. These estimates are aggregated and the sums are included in or incorporated by reference into this prospectus supplement in reliance upon the authority of the firm as an expert in these matters.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents, which have previously been filed by us with the SEC under the Exchange Act, are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 31, 2014, Amendment No. 1 to Form 10-K/A for the fiscal year ended December 31, 2013, filed with the SEC on April 29, 2014, Amendment No. 2 to Form 10-K/A for the fiscal year ended December 31, 2013, filed with the SEC on May 30, 2014 and Amendment No. 3 to Form 10-K/A for the fiscal year ended December 31, 2013, filed with the SEC on July 2, 2014 (File No. 000-16203);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on June 2, 2014 (File No. 000-16203);

•	A description of our capital stock contained in our Registration Statement on Form 8-A filed with the SEC on July 16, 2014 (File No. 000-16203); and

•	Our Current Reports on Form 8-K or Form 8-K/A, filed with the SEC on November 14, 2013, January 23, 2014, January 24, 2014, March 14, 2014, March 21, 2014, March 27, 2014, March 31, 2014, April 30, 2014, May 16, 2014, May 21, 2014, June 2, 2014 (two reports of the same date), June 18, 2014, July 11, 2014 (two reports of the same date), July 14, 2014, July 16, 2014, July 21, 2014 (two reports of the same date) and July 22, 2014 (two reports of the same date), (File Nos. 000-16203 and 001-36550) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) after the date of this prospectus supplement and prior to the termination of this offering shall be deemed to be incorporated in this prospectus supplement by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

This prospectus supplement incorporates documents by reference that are not delivered with this prospectus supplement. Copies of these documents, other than the exhibits to the documents (unless such exhibits are specifically incorporated by reference in such documents), are available upon written or oral request, at no charge, from us. Requests for such copies should be directed to Par Petroleum Corporation, 800 Gessner Road, Suite 875, Houston, Texas 77024, Attention: Corporate Secretary, telephone number: (281) 899-4800.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file reports, proxy statements and other information with the SEC as required by the Exchange Act. These reports, proxy statements and other information can be inspected and copied at the SEC’s Public Reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. We maintain an Internet site at www.par-petro.com. Information on our website or any other website is not incorporated by reference into this prospectus supplement and does not constitute part of this prospectus supplement.

We have filed a registration statement with the SEC on Form S-3 (including any amendments thereto, known as the registration statement) under the Securities Act with respect to the securities offered hereby. This prospectus supplement, and the accompanying prospectus, do not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. You may refer to the registration statement and the exhibits and schedules thereto for more information about the offered securities and us. Statements made in this prospectus supplement regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.

PROSPECTUS

$250,000,000

Common Stock

Preferred Stock

Depositary Shares

Warrants

Subscription Rights

Purchase Contracts

Units

We may offer from time to time shares of our common stock, shares of our preferred stock, depositary shares, warrants, subscription rights, purchase contracts and units.

The aggregate initial offering price of the securities that we offer will not exceed $250,000,000. We will offer the securities in amounts, at prices and on terms to be determined at the time of the offering.

Our common stock is quoted on the OTQB Marketplace under the symbol “PARR.” The last reported sale price of our common stock on June 10, 2014 was $19.70 per share.

We will provide the specific terms of the offering in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement.

Investing in our securities involves significant risks that are described in the “Risk Factors” section beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 7, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $250 million. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the offered securities. This prospectus, together with applicable prospectus supplements, any information incorporated by reference, and any related free writing prospectuses we file with the Commission, includes all material information relating to these offerings and securities. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus, including without limitation, a discussion of any risk factors or other special considerations that apply to these offerings or securities or the specific plan of distribution. If there is any inconsistency between the information in this prospectus and a prospectus supplement or information incorporated by reference having a later date, you should rely on the information in that prospectus supplement or incorporated information having a later date. We urge you to read carefully this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Documents By Reference” and the additional information described under the heading “Where You Can Find More Information,” before buying any of the securities being offered.

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You should rely only on the information we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus.

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus and any prospectus supplement. We have filed and plan to continue to file other documents with the Commission that contain information about us and our business. Also, we will file legal documents that control the terms of the securities offered by this prospectus as exhibits to the reports that we file with the Commission. The registration statement and other reports can be read at the Commission website or at the Commission offices mentioned under the heading “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

PAR PETROLEUM CORPORATION

Par Petroleum Corporation is a diversified energy company based in Houston, Texas. We currently operate in three segments: an integrated refining, distribution and marketing business in Hawaii, non-operated interests in natural gas and oil assets and a commodity marketing and logistics business focused on moving Canadian crude oil to refining hubs in the U.S.

Par Petroleum Corporation is a Delaware corporation created through the successful reorganization of Delta Petroleum Corporation in August 2012, whose principal executive offices are located at 800 Gessner Road, Suite 875, Houston, Texas 77024. Our telephone number is (281) 899-4800. As used in this prospectus, the terms “we,” “us,” “our” and “Par” mean Par Petroleum Corporation, a Delaware corporation, and its consolidated subsidiaries, unless the context indicates otherwise.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information discussed in this prospectus, our filings with the Commission and our public releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Private Securities Litigation Reform Act of 1995, or the PSLRA, or in releases made by the Commission. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Par and our subsidiaries to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

The forward-looking statements contained in or incorporated by reference into this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. All readers are cautioned that the forward-looking statements contained in this prospectus and in the documents incorporated by reference into this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors described in “Risk Factors” included elsewhere in this prospectus and in the documents that we include in or incorporate by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as amended, and our subsequent Commission filings. All forward-looking statements speak only as of the date they are made. We do not intend to update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and file reports, proxy statements and other information with the Commission as required by the Exchange Act. These reports, proxy statements and other information can be inspected and copied at the Commission’s Public Reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. Par maintains an Internet site at www.par-petro.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute part of this prospectus.

We have filed a registration statement with the Commission on Form S-3 (including any amendments thereto, known as the registration statement) under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. You may refer to the registration statement and the exhibits and schedules thereto for more information about the offered securities and us. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document so filed. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which have previously been filed by us with the Commission under the Exchange Act, are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Commission on March 31, 2014, Amendment No. 1 to Form 10-K/A for the fiscal year ended December 31, 2013, filed with the Commission on April 29, 2014, Amendment No. 2 to Form 10-K/A for the fiscal year ended December 31, 2013, filed with the Commission on May 30, 2014 and Amendment No. 3 to Form 10-K/A for the fiscal year ended December 31, 2013, filed with the Commission on July 2, 2014 (File No. 000-16203);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the Commission on June 2, 2014;

•	A description of our capital stock contained in our Registration Statement on Form 8-A/A filed with the Commission on December 28, 2012 (File No. 000-16203); and

•	Our Current Reports on Form 8-K or Form 8-K/A, filed with the Commission on November 14, 2013, January 23, 2014, January 24, 2014, March 14, 2014, March 21, 2014, March 27, 2014, March 31, 2014, April 30, 2014, May 16, 2014, May 21, 2014, June 2, 2014 (two reports of the same date) and June 18, 2014 (File No. 000-16203) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

This prospectus incorporates documents by reference that are not delivered with the prospectus. Copies of these documents, other than the exhibits to the documents (unless such exhibits are specifically incorporated by reference in such documents), are available upon written or oral request, at no charge, from us. Requests for such copies should be directed to Par Petroleum Corporation, 800 Gessner Road, Suite 875, Houston, Texas 77024, Attention: Corporate Secretary, telephone number: (281) 899-4800.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2013, as amended, and our subsequent Commission filings, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement or any pricing supplement, we will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include capital expenditures, repayment or refinancing of indebtedness, acquisitions and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of indebtedness.

DILUTION

Our net tangible book value at March 31, 2014 was $6.07 per share of common stock. Net tangible book value per share of common stock is determined by dividing our tangible net worth, which is tangible assets less liabilities, by the total number of shares of our common stock outstanding. If we offer shares of our common stock, purchasers of our common stock in that offering may experience immediate dilution in net tangible book value per share. The prospectus supplement relating to an offering of shares of our common stock will set forth the information regarding any dilutive effect of that offering.

DESCRIPTION OF CAPITAL STOCK

As of May 27, 2014 our authorized capital consisted of 500,000,000 shares of voting common stock, of which 30,185,345 were outstanding, and 3,000,000 shares of undesignated preferred stock, none of which were outstanding.

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, bylaws, Stockholders Agreement, Registration Rights Agreement and Private Placement Registration Rights Agreement (each as defined below) relating to our capital stock. You should read our certificate of incorporation, bylaws, Stockholders Agreement, Registration Rights Agreement and Private Placement Registration Rights Agreement as currently in effect for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed copies of those documents with the Commission, and they are incorporated by reference as exhibits to the registration statement. Please read “Where You Can Find More Information.”

Common Stock

Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of stockholders. Such holders do not have the right to cumulate their votes in the election of directors. Holders of our common stock have no redemption or conversion rights, no preemptive or other rights to subscribe for our securities and are not entitled to the benefits of any sinking fund provisions. In the event of our liquidation, dissolution or winding-up, holders of our common stock are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all our debts and liabilities, and of the preferential rights of any series of preferred stock then outstanding. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor.

Our certificate of incorporation contains restrictions on the transfer of certain of our securities by holders who are, or would become as a result of such transfer, a holder of at least 5% of our common stock within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, or the Code. Such restrictions were put in place in order to preserve our net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any “net unrealized built-in loss” within the meaning of Section 382 of the Code.

Preferred Stock

Our board of directors is authorized to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the powers, designation, preferences and rights of each series and the qualifications, limitations or restrictions of each series, including:

•	the designation of the series and the number of shares to constitute the series;

•	the dividend rate of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative;

•	whether the shares of the series shall be subject to redemption by the Company and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

•	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series;

•	whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Company, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

•	the extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise;

•	the restrictions, if any, on the issue or reissue of any additional preferred stock; and

•	rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of the Company.

The prospectus supplement relating to any series of preferred stock we offer will include specific terms relating to the offering. The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified by the certificate of designation relating to the applicable series of preferred stock. You should read that document for provisions that may be important to you. We will include that document as an exhibit to a filing with the Commission in connection with an offering of preferred stock.

The authorized shares of preferred stock, as well as shares of common stock, are available for issuance without further action by our stockholders, unless stockholder action is required by the rules of any stock exchange or automated quotation system on which our securities are listed or traded. If the approval of our stockholders is not required for the issuance of shares of preferred stock or common stock, the board of directors may determine not to seek stockholder approval.

Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of that series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue shares based on its judgment as to our best interests and the best interests of our stockholders. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt, including a tender offer or other transaction that some, or a majority of, our stockholders might believe to be in their best interests or that might result in stockholders receiving a premium for their stock over the then current market price of the stock.

Anti-takeover Provisions

As noted above, because our stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our certificate of incorporation and our bylaws provide that only the chairman of the board of directors, the chief executive officer, or any officer upon the written request of a majority of the board of directors, may call a special meeting of the stockholders.

Our certificate of incorporation requires a 66 2/3% stockholder vote for the amendment or repeal of certain provisions of the certificate of incorporation relating to the makeup of the board of directors, voting requirements, liability of directors, indemnification of officers and directors, and the transfer restrictions noted above. Our bylaws require a 66 2/3% stockholder vote for the amendment or repeal of certain provisions of the bylaws. The combination of the lack of cumulative voting and the 66 2/3% stockholder voting requirements will make it more difficult for existing stockholders to replace the board of directors as well as for another party to obtain control of us by replacing the board of directors. Because the board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us. These provisions are intended to enhance the likelihood of continued stability in the composition of the board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the time that such stockholder became an interested stockholder, subject to certain exceptions. That statute, however, is not currently applicable to us as our common stock is not currently listed on a national securities exchange or held of record by more than 2,000 stockholders.

Stockholders Agreement

We and certain of our stockholders, or the Participating Stockholders, including affiliates of Whitebox Advisors, LLC, or Whitebox, Zell Credit Opportunities Fund, L.P., or ZCOF, and Waterstone Capital Management, L.P., or Waterstone, are parties to a stockholders agreement, or the Stockholders Agreement, providing the Participating Stockholders with the right, among other rights, to elect members of our board of directors and the boards of directors of our subsidiaries.

Pursuant to the Stockholders Agreement, each Participating Stockholder agrees to vote all securities of the Company entitled to vote for members of our board of directors owned or controlled by such Participating Stockholder such that the size of our board of directors is five (5) directors, and to cause the election of the following persons to our board of directors:

(a) two (2) individuals designated by Whitebox during the two-year period ending August 31, 2014, and after such two-year period, Whitebox shall designate two (2) individuals so long as Whitebox or its affiliates hold at least ten percent (10%) of the outstanding shares of our common stock and one (1) individual so long as Whitebox or its affiliates hold at least five percent (5%) but less than ten percent (10%) of the outstanding shares of our common stock, or the Whitebox Designees. In the event that Whitebox or its affiliates no longer hold at least five percent (5%) of the outstanding shares of our common stock, the Whitebox Designees shall be designated by holders of a majority of the outstanding shares of our common stock;

(b) two (2) individuals designated by ZCOF during the two-year period ending August 31, 2014, and after such two-year period, ZCOF shall designate two (2) individuals so long as ZCOF or its affiliates hold at least ten percent (10%) of the outstanding shares of our common stock and one (1) individual so long as ZCOF or its affiliates hold at least five percent (5%) but less than ten percent (10%) of the outstanding shares of our common stock, or the ZCOF Designees. In the event that ZCOF or its affiliates no longer hold at least five percent (5%) of the outstanding shares our common stock, the ZCOF Designees shall be designated by holders of a majority of the outstanding shares of our common stock;

(c) one (1) individual, or the Independent Designee, designated jointly by Whitebox, ZCOF and Waterstone, so long as Whitebox, ZCOF and Waterstone and/or their affiliates collectively hold at least twenty percent (20%) of the outstanding shares of our common stock, which Independent Designee shall not be an affiliate of Whitebox, ZCOF and Waterstone. In the event that Whitebox, ZCOF and Waterstone are no longer collectively holders of at least twenty percent (20%) of the outstanding shares of our common stock, then the Independent Designee shall be designated by holders of a majority of the then outstanding shares of our common stock. In addition, in the event that any of Whitebox, ZCOF and Waterstone (together with its affiliates) individually no longer holds at least five percent (5%) of the shares of our common stock, then such person shall no longer be entitled to jointly designate the Independent Designee, which Independent Designee shall thereafter be designated by the remaining persons who are still entitled to appoint the Independent Designee; and

(d) To the extent that any of clauses (a) through (c) above shall not be applicable, any member of the board of directors who would otherwise have been designated in accordance with the terms thereof, or a Designee, shall instead be voted upon by all our stockholders of the Company entitled to vote thereon in accordance with our certificate of incorporation.

Under the Stockholders Agreement, except with respect to Piceance Energy LLC, a Delaware limited liability company, or Piceance Energy, in which we currently own 33.34% of the membership interests, or as otherwise unanimously agreed by the board of directors, the Participating Stockholders will cause their Designees to elect the same persons set forth above to be elected as the members of the board of directors or managers of all our subsidiaries. Each Participating Stockholder also will cause its Designees to vote to elect the following persons to the Board of Managers of Piceance Energy so long as we are a member of Piceance Energy: (i) one person designated by Whitebox, so long as Whitebox, or any one of its affiliates, is a holder of our common stock and (ii) one person designated by ZCOF, so long as ZCOF, or any one of its affiliates, is a holder of our common stock. In the event that either Whitebox or ZCOF are no longer entitled to elect managers to our board of directors, then such Piceance Energy Board of Managers position shall be elected by a majority of our board of directors.

Under the Stockholders Agreement, if (i) we issue additional shares of our common stock to any person who, as a result of such issuance, is a holder of five percent (5%) or more of our common stock or (ii) any transferee or assignee of shares of our common stock that, by itself or together with its affiliates, is or becomes a holder of five percent (5%) or more of the shares of our common stock, then as a condition to such issuance, transfer or assignment, such purchaser, transferee or assignee shall become a party to the Stockholders Agreement.

Under the Stockholders Agreement, prior to August 31, 2014, we may not consummate either (i) a merger, stock issuance, sale of all or substantially all assets, change of entity, or any similar transaction pursuant to which not all holders of our securities entitled to vote for members of our board of directors are treated equally or (ii) a transaction with an affiliate, without prior approval from either (1) a majority of such securities not held by Whitebox, ZCOF and Waterstone or their affiliates, or the Required Majority, or (2) the Independent Designee. If such transaction is approved by the Independent Designee without the approval of the Required Majority, the Company may not consummate any such transaction unless it also receives an opinion from an investment bank or other similar financial advisor that the contemplated transaction is fair, from a financial point of view, to us; provided, however, that such opinion shall only be required (i) for any transaction with a value in excess of $45 million or (ii) for any transaction with an affiliate with a value in excess of $7.5 million. Notwithstanding the foregoing, no such opinion shall be required for any capital contributions used solely to support our potential $60 million in additional capital contributions to Piceance Energy in accordance with the Amended and Restated Limited Liability Company Agreement of Piceance Energy, if the timing of such capital contributions makes obtaining such opinion impractical. Certain other identified transactions are excluded from the above requirements.

Registration Rights Agreements

The Company and the Participating Stockholders are parties a registration rights agreement, or the Registration Rights Agreement, providing the Participating Stockholders with certain registration rights.

Pursuant to the Registration Rights Agreement, among other things, at any time after the earlier of the consummation of a qualified public offering, any Participating Stockholder or group of Participating Stockholders that, together with its or their affiliates, holds more than fifteen percent (15%) of the Registrable Shares (as defined in the Registration Rights Agreement), will have the right to require the Company to file with the Commission, a registration statement on Form S-1 or S-3, or any other appropriate form under the Securities Act of 1933, as amended, or the Exchange Act for a public offering of all or part of its Registrable Shares, or a Demand Registration, by delivery of written notice to the Company, or a Demand Request.

Within ninety (90) days after receiving the Demand Request, we shall file with the Commission the registration statement, on any form for which we then qualify and which is available for the sale of the Registrable Shares in accordance with the intended methods of distribution thereof, with respect to the Demand Registration. We are required to use commercially reasonable efforts to cause the registration statement to be declared effective as soon as practicable after such filing. We will not be obligated (i) to effect a Demand Registration within ninety (90) days after the effective date of a previous Demand Registration, other than for a shelf registration, or (ii) to effect a Demand Registration unless the Demand Request is for a number of Registrable Shares with an expected market value that is equal to at least (x) $15 million as of the date of such Demand Request or is for one hundred percent of the demanding Participating Stockholder’s Registrable Shares with respect to any Demand Registration made on Form S-1 or (y) $5 million as of the date of such Demand Request with respect to any Demand Registration made on Form S-3.

Upon receipt of any Demand Request, we are required to give written notice, within ten (10) days of such Demand Registration, to all other holders of Registrable Shares, who will have the right to elect to include in such Demand Registration such portion of their Registrable Shares as they may request, subject to certain exceptions.

In addition, subject to certain exceptions, if we propose to register any class of our common stock for sale to the public, we are required, subject to certain conditions, to include all Registrable Shares with respect to which the Company has received written requests for inclusion.

The rights of a holder of Registrable Shares may be transferred, assigned or otherwise conveyed to any transferee or assignee of such Registrable Shares, subject to applicable state and federal securities laws and regulations, our certificate of incorporation and the Stockholders Agreement. We will be responsible for expenses relating to the registrations contemplated by the Registration Rights Agreement.

The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as suspension periods and, if a registration is for an underwritten offering, limitations on the number of shares to be included in the underwritten offering imposed by the managing underwriter.

In connection with our private placement of approximately 14.3 million shares of common stock in September 2013, or the Private Placement, we entered into a registration rights agreement with the purchasers in the Private Placement, or the Private Placement Registration Rights Agreement. Under the Private Placement Registration Rights Agreement, we agreed to file with the Commission within 60 days after the closing date of the Private Placement and to use our commercially reasonable efforts to cause to become effective a registration statement relating to the shares. We also agreed to use our commercially reasonable efforts to keep the registration statement effective until the earliest to occur of (i) the disposition of all registrable securities, (ii) the availability under Rule 144 of the Securities Act for each holder of registrable securities to immediately freely resell such registrable securities without volume restrictions or (iii) the third anniversary of the effective date of the registration statement. A registration statement relating to the shares of common stock issued in the Private Placement was declared effective by the Commission on December 18, 2013.

The Private Placement Registration Rights Agreement also provides the right for a holder or group of holders of more than $50 million of registrable securities to demand that we conduct an underwritten public offering of the registrable securities. However, the demanding holders are limited to a total of three such underwritten offerings, with no more than one demand request for an underwritten offering made in any 365 day period. Additionally, the Private Placement Registration Rights Agreement contains customary indemnification rights and obligations for both us and the holders of registrable securities.

Listing

Our common stock is quoted on the OTCQB Marketplace under the symbol “PARR.”

Transfer Agent and Registrar

American Stock Transfer & Trust Company is transfer agent and registrar for our common stock.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to have shares of preferred stock be represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company selected by us as the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable interest in the number of shares of preferred stock underlying such depositary share, to all the rights and preferences of the preferred stock underlying such depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

Unless otherwise specified in this prospectus supplement, a holder of depositary shares is not entitled to receive the shares of preferred stock underlying the depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares representing such preferred stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto or the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Depositary Shares

If preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. Whenever we redeem preferred stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, pro rata or by another equitable method as may be determined by us.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price payable upon such redemption. Any funds deposited by us with the depositary for any depositary shares which the holders thereof fail to redeem shall be returned to us after a period of two years from the date such funds are so deposited.

Voting

Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in such notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock underlying such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so.

Amendment of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary, provided, however, that any amendment which materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any exchange or redemption of the preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

We, or at our option, the depositary, will forward to the holders of depositary shares all reports and communications from us which we are required to furnish to the holders of preferred stock.

Neither the depositary nor we will be liable if either of us is prevented or delayed by law or any circumstances beyond our control in performing our obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of our duties thereunder and we and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary share or preferred stock unless satisfactory indemnity has been furnished. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary will be appointed by us within 60 days after delivery of the notice of resignation or removal. The deposit agreement may be terminated at our direction or by the depositary if a period of 90 days has expired after the depositary has delivered to us written notice of its election to resign and a successor depositary has not been appointed. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the deposit agreement except that the depositary will continue to deliver preferred stock certificates, together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary shall deliver all books, records, certificates evidencing preferred stock, depositary receipts and other documents relating to the subject matter of the depositary agreement to us.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase preferred stock, common stock, depositary shares, purchase contracts or units that are registered pursuant to the registration statement to which this prospectus relates. We may issue warrants independently or together with other securities that are registered pursuant to the registration statement to which this prospectus relates. Warrants sold with other securities may be attached to or separate from the other securities. We will issue each series of warrants under a separate warrant agreement between us and a warrant agent that we will name in the prospectus supplement. We will describe additional terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement.

General

If warrants are offered, the prospectus supplement relating to a series of warrants will include the specific terms of the warrants, including:

•	the offering price;

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the dates or periods during which the warrants can be exercised;

•	whether the warrants will be issued in individual certificates to holders or in the form of global securities held by a depositary on behalf of holders;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants;

•	any special tax implications of the warrants or their exercise;

•	any antidilution provisions of the warrants;

•	any redemption or call provisions applicable to the warrants; and

•	any other terms of the warrants.

Transfers and Exchanges

A holder will be able to exchange warrant certificates for new warrant certificates of different denominations, or to transfer warrants, at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to exercise, holders of warrants will have none of the rights of holders of the underlying securities.

Exercise

Holders will be able to exercise warrants up to 5:00 P.M. New York City time on the date set forth in the prospectus supplement as the expiration date.

After this time, unless we have extended the expiration date, the unexercised warrants will be void.

Subject to any restrictions and additional requirements that may be set forth in a prospectus supplement, holders of warrants may exercise them by delivering to the warrant agent at its corporate trust office the following:

•	warrant certificates properly completed; and

•	payment of the exercise price.

As soon as practicable after the delivery, we will issue and deliver to the indicated holder the securities purchasable upon exercise. If a holder does not exercise all the warrants represented by a particular certificate, we will also issue a new certificate for the remaining number of warrants.

No Rights of Security Holder Prior to Exercise

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to:

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the relevant warrant agreement and will not assume any obligation or relationship of agency or trust for any warrantholder. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility if we default in performing our obligations under the relevant warrant agreement or warrant, including any duty or responsibility to initiate any legal proceedings or to make any demand upon us.

Title

We and the warrant agents and any of our respective agents may treat the registered holder of any warrant certificate as the absolute owner of the warrants evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the warrants so requested, despite any notice to the contrary.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase common stock, preferred stock, depositary shares, other securities described in this prospectus or any combination thereof. These subscription rights may be issued independently or together with any other security offered by us and may or may not be transferable by the securityholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other investors pursuant to which the underwriters or other investors may be required to purchase any securities remaining unsubscribed for after such offering.

To the extent appropriate, the applicable prospectus supplement will describe the specific terms of the subscription rights to purchase shares of our securities offered thereby, including the following:

•	the date of determining the securityholders entitled to the rights distribution;

•	the price, if any, for the subscription rights;

•	the exercise price payable for the common stock, preferred stock, depositary shares or other securities upon the exercise of the subscription right;

•	the number of subscription rights issued to each securityholder;

•	the amount of common stock, preferred stock, depositary shares or other securities that may be purchased per each subscription right;

•	any provisions for adjustment of the amount of securities receivable upon exercise of the subscription rights or of the exercise price of the subscription rights;

•	the extent to which the subscription rights are transferable;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities;

•	the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights;

•	any applicable federal income tax considerations; and

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the transferability, exchange and exercise of the subscription rights.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts obligating holders to purchase from us, and us to sell to the holders, a specified number, or amount, of securities at a future date or dates. The purchase contracts may be issued separately or as part of units consisting of a purchase contract and an underlying preferred security covered by this prospectus, U.S. Treasury security or other U.S. government or agency obligation. The holder of the unit may be required to pledge the preferred security, U.S. Treasury security or other U.S. government or agency obligation to secure its obligations under the purchase contract.

If purchase contracts are offered, the prospectus supplement will specify the material terms of the purchase contracts, the units and any applicable pledge or depository arrangements, including one or more of the following:

•	the stated amount that a holder will be obligated to pay under the purchase contract in order to purchase the underlying security;

•	the settlement date or dates on which the holder will be obligated to purchase the underlying security and whether the occurrence of any events may cause the settlement date to occur on an earlier date and the terms on which any early settlement would occur;

•	the events, if any, that will cause our obligations and the obligations of the holder under the purchase contract to terminate;

•	the settlement rate, which is a number that, when multiplied by the stated amount of a purchase contract, determines the number, or amount, of securities that we will be obligated to sell and a holder will be obligated to purchase under that purchase contract upon payment of the stated amount of that purchase contract;

•	whether the purchase contracts will be issued separately or as part of units consisting of a purchase contract and an underlying debt or preferred security with an aggregate principal amount or liquidation amount equal to the stated amount;

•	the type of security, if any, that is pledged by the holder to secure its obligations under a purchase contract;

•	the terms of the pledge arrangement relating to the security, including the terms on which distributions or payments of interest and principal on the security will be retained by a collateral agent, delivered to us or be distributed to the holder; and

•	the amount of the contract fee, if any, that may be payable by us to the holder or by the holder to us, the date or dates on which the contract fee will be payable and the extent to which we or the holder, as applicable, may defer payment of the contract fee on those payment dates.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more shares of common stock, shares of preferred stock, warrants, subscription rights, purchase contracts or any combination of such securities. The applicable prospectus supplement will describe:

•	the securities comprising the units, including whether and under what circumstances the securities comprising the units may be separately traded;

•	the terms and conditions applicable to the units, including a description of the terms of any applicable unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

FORMS OF SECURITIES

We may issue the warrants, purchase contracts and units of any series in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary and registered in the name of the depositary or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate face amount of outstanding registered securities of the series to be represented by such global securities. Unless and until the depositary exchanges a global security in whole for securities in definitive registered form, the global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any of its nominees to a successor of the depositary or a nominee of such successor.

The specific terms of the depositary arrangement with respect to any portion of a series of securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary for such global security known as “participants” or persons that may hold interests through such participants.

Upon the issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective face amounts of the securities represented by the global security beneficially owned by the participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such securities.

Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for such global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in global securities.

So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable warrant agreement, purchase contract or unit agreement. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such securities in definitive form and will not be considered the owners or holders thereof under the applicable, warrant agreement, purchase contract or unit agreement. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for the global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable warrant agreement, purchase contract or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable warrant agreement, purchase contract or unit agreement, the depositary for such global security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Any payments to holders with respect to warrants, purchase contracts or units represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such global security. None of us, the warrant agents, the unit agents or any of our other agents or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for any securities represented by a global security, or its nominee, upon receipt of any payments or other distributions of underlying securities or commodities to holders in respect of such global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in such global security as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If the depositary for any securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and we do not appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days, we will issue such securities in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have any of the securities of a series represented by one or more global securities and, in such event, will issue securities of such series in definitive form in exchange for all of the global security or securities representing such securities. Any securities issued in definitive form in exchange for a global security will be registered in such name or names as the depositary shall instruct the relevant warrant agent or other relevant agent of ours. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such global security.

PLAN OF DISTRIBUTION

We may sell our securities from time to time through underwriters, dealers or agents or directly to purchasers, in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We may also sell our securities upon the exercise of subscription rights that may be distributed to security holders. We may use these methods in any combination.

We will describe the terms of the offering of the securities in a prospectus supplement, information incorporated by reference or related free writing prospectus, including:

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters we name in the prospectus supplement, information incorporated by reference or related free writing prospectus are underwriters of the securities offered thereby.

The distribution of securities may be effected, from time to time, in one or more transactions, including:

•	block transactions (which may involve crosses) and transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; and

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

By Underwriters

We may use an underwriter or underwriters in the offer or sale of our securities.

•	If we use an underwriter or underwriters, the offered securities will be acquired by the underwriters for their own account.

•	We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the prospectus supplement.

•	The underwriters will use this prospectus and the prospectus supplement to sell our securities.

We may also sell securities pursuant to one or more standby agreements with one or more underwriters in connection with the call, redemption or exchange of a specified class or series of any of our outstanding securities. In a standby agreement, the underwriter or underwriters would agree either:

•	to purchase from us up to the number of shares of common stock that would be issuable upon conversion or exchange of all the shares of the class or series of our securities at an agreed price per share of common stock; or

•	to purchase from us up to a specified dollar amount of offered securities at an agreed price per offered security, which price may be fixed or may be established by formula or other method and which may or may not relate to market prices of our common stock or any other outstanding security.

The underwriter or underwriters would also agree, if applicable, to convert or exchange any securities of the class or series held or purchased by the underwriter or underwriters into or for our common stock or other security.

The underwriter or underwriters may assist in the solicitation of conversions or exchanges by holders of the class or series of securities.

By Dealers

We may use a dealer to sell our securities.

•	If we use a dealer, we, as principal, will sell our securities to the dealer.

•	The dealer will then resell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

•	We will include the name of the dealer and the terms of our transactions with the dealer in the prospectus supplement.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

By Agents

We may designate agents to solicit offers to purchase our securities.

•	We will name any agent involved in offering or selling our securities and any commissions that we will pay to the agent in the prospectus supplement.

•	Unless we indicate otherwise in the prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.

By Delayed Delivery Contracts

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

•	If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

•	We will indicate in the prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

Direct Sales

We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors, including our affiliates. We will describe the terms of our direct sales in the prospectus supplement. We may also sell our securities upon the exercise of rights which we may issue.

General Information

Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive and any profit they make on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement. We may indemnify agents, underwriters and dealers against certain civil liabilities, including liabilities under the Securities Act, or make contributions to payments they may be required to make relating to those liabilities. Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Each series of securities offered by this prospectus may be a new issue of securities with no established trading market. Any underwriters to whom securities offered by this prospectus are sold by us for public offering and sale may make a market in the securities offered by this prospectus, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities offered by this prospectus.

Representatives of the underwriters through whom our securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum.

Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, us and our subsidiaries in the ordinary course of business.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or other offering materials; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be less than this amount.

If 5% or more of the net proceeds of any offering of securities made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed on for us by Porter Hedges LLP, Houston, Texas. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements as of and for the year ended December 31, 2013, incorporated in this Prospectus by reference from our Annual Report on Form 10-K/A for the year ended December 31, 2013, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in the Introductory Note). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Par Petroleum Corporation as of December 31, 2012 and for the period from September 1, 2012 through December 31, 2012 have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of EKS&H LLLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The consolidated statements of operations of Par Petroleum Corporation (formerly Delta Petroleum Corporation) and subsidiaries (Predecessor), changes in equity (Predecessor), and cash flows (Predecessor) for the period from January 1, 2012 through August 31, 2012, have been incorporated by reference herein and in the registration statement, in reliance upon the report of KPMG LLP, independent registered public accounting firm incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting. KPMG LLP’s report regarding the consolidated financial statements contains an explanatory paragraph that states that the Predecessor filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on December 16, 2011. The Predecessor’s plan of reorganization became effective and the Company emerged from bankruptcy protection on August 31, 2012. In connection with its emergence from bankruptcy, the Company adopted the guidance for fresh start accounting in conformity with FASB ASC Topic 852, Reorganizations, effective as of August 31, 2012. Accordingly, Par Petroleum’s consolidated financial statements prior to August 31, 2012 are not comparable to its consolidated financial statements for periods after August 31, 2012.

The information included in or incorporated by reference into this prospectus regarding estimated quantities of our proved reserves, the future net revenues from those reserves and their present value is based, in part, on estimates of our proved reserves, future production, and income attributable to certain leasehold and royalty interests as of December 31, 2013 that were prepared by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. These estimates are aggregated and the sums are included in or incorporated by reference into this prospectus in reliance upon the authority of the firm as an expert in these matters.

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Transferable Subscription Rights and

6,364,512 Shares of Common Stock

Issuable Upon Exercise of Transferable Subscription Rights

PAR PETROLEUM CORPORATION

PROSPECTUS SUPPLEMENT

JULY 22, 2014